                                                                EXHIBIT 10.38





================================================================================




                            ASSET PURCHASE AGREEMENT


                                     among


                         DENTICATOR INTERNATIONAL, INC.

                         BIO DENTAL TECHNOLOGIES CORP.

                                JOSE L. MENDOZA


                                      and


                            YOUNG INNOVATIONS, INC.




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
                               TABLE OF CONTENTS

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
SUMMARY OF TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE I-SALE OF ASSETS AND ASSUMPTION OF LIABILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
  1.01 Assets Being Sold (the "Purchased Assets") . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       (a)   Real Property Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       (b)   Furniture, Machinery and Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       (c)   Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       (d)   Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       (e)   Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       (f)   "Denticator" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       (g)   Governmental Licenses, Permits and Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       (h)   Accounts and Notes Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       (i)   Deposits, Credits and Prepaid Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       (j)   Intangible Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       (k)   Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       (l)   Other Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
  1.02 Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       (a)   Accounts Payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  .   3
       (b)   Uncompleted Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       (c)   Accrued Employee Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       (d)   Other Accrued Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       (e)   Amounts Owing to Bio Dental  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
  1.03 Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
  1.04 Absolute Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
  1.05 Other Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
  1.06 Bulk Sales Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE II-RELATED AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
  2.01 Assignment and Release Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
  2.02 Employment Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
  2.03 Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE III-REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
  3.01 Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
  3.02 Authorization, Compliance with Other Instruments and Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
  3.03 Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
  3.04 Absence of Certain Changes and Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
  3.05 Operation of the Business in the Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
  3.06 Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
  3.07 Material Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8





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

                                                                                                                            Page
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
  3.08  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
  3.09 Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
  3.10 Licenses, Permits and Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
  3.11 Title to Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
  3.12 Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
  3.13 Employee Benefit Plans; Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
  3.14 Litigation and Other Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
  3.15 No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
  3.16 Sufficiency of the Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
  3.17 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
  3.18 Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
  3.19 Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  3.20 Real Property Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  3.21 Condition of Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  3.22 Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  3.23 Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE IV-REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  4.01 Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  4.02 Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE V-THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  5.01 Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  5.02 Instruments of Transfer, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  5.03 Opinions of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  5.04 Intellectual Property Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  5.05 Other Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE VI-CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  6.01 Conditions to Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  6.02 Conditions to Obligations of Seller and Bio Dental . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE VII-EMPLOYMENT WITH BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  7.01 Employment with Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  7.02 Accrued Vacation and Sick Pay Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  7.03 Workers' Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  7.04 Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE VIII-POST-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  8.01 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  8.02 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  8.03 Commissions and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  8.04 Sales, Transfer and Use Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  8.05 Nondisclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20





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
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
  8.06 Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
      (a)   By Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  21
      (b)   By Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  21
  8.07 Defense of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  8.08 Set-Off of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  8.09 Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
  8.10 Maintenance of Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE IX-TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
  9.01  Events of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . .  23
  9.02  Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . .  23

ARTICLE X-MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
  10.01 Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  24
  10.02 No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  24
  10.03 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  24
  10.04 Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  24
  10.05 Venue for Suits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  24
  10.06 Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  24
  10.07 Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  25
       (a)   To Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
       (b)   To Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  10.08 Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  26
  10.09 Waiver of Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  26
  10.10 Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  26
  10.11 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  26
  10.12 Termination of Letter of Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  26

                            ASSET PURCHASE AGREEMENT


         THIS AGREEMENT is made as of July 22, 1996 among DENTICATOR INTERNATIONAL, INC., a California corporation ("Seller"), BIO DENTAL TECHNOLOGIES CORP., a California corporation ("Bio Dental"), JOSE L. MENDOZA ("Mendoza") and YOUNG INNOVATIONS, INC., a Missouri corporation ("Buyer").

                             SUMMARY OF TRANSACTION

         Seller wishes to sell and Buyer wishes to purchase the business and substantially all of the assets of Seller, subject to certain of the liabilities of Seller.

         To effect such transaction and in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                  SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

         1.01 Assets Being Sold (the "Purchased Assets"). Seller agrees to sell and Buyer agrees to purchase, at the Closing (as defined in Section 5.01 hereof), all of Seller's assets as they shall exist on the Closing Date (as defined in Section 5.01 hereof) including without limitation the following assets:

                 (a) Real Property Leases. All of the right, title and interest of Seller in, to and under the lease (the "Real Property Lease") covering Seller's leased premises in Rancho Cordova, California, all of which are listed in Schedule 1.01(a) hereto;

                 (b) Furniture, Machinery and Equipment. All the furniture, machinery, spare parts, transportation vehicles, plant, equipment (including, without limitation, molds), fixtures, leasehold improvements and other fixed assets of Seller, substantially all of which are listed in Schedule 1.01(b) hereto;

                 (c) Inventories. All inventories of Seller of any kind, including, but not limited to, work-in-process, component parts, finished goods, supplies and raw materials substantially all of which as of March 31, 1996 are listed on Schedule 1.01(c) hereto; such schedule updated to the Closing Date will be provided as soon as practicable after Closing;

                 (d) Contracts and Commitments. Subject to the provisions of Section 1.05 hereof, all of the right, title and interest of Seller in, to and under all pending and executory contracts, agreements, licenses, leases, commitments and understandings, whether oral or written, of Seller, including, without limitation, those with respect to (w) customer orders, (x) confidentiality and non-disclosure agreements, including without limitation those with respect to information relating to the business of Seller supplied to potential purchasers of Seller, (y) the purchase of materials, supplies and services, and

         (z) those Material Contracts as defined in Section 3.07, all of which are listed in Schedule 1.01(d) hereto;

                 (e) Books and Records. All books and records material to operating Seller, including all sales and credit records, advertising and sales material, literature, customer lists, marketing information, financial records, and personnel and payroll records of Seller;

                 (f) "Denticator". All rights to use the name "Denticator" and any variations thereof;

                 (g) Governmental Licenses, Permits and Authorizations. To the extent assignable, all governmental licenses, permits and authorizations, if any, related to the business of Seller, a complete list of which are set forth in Schedule 1.01(g) hereto;

                 (h) Accounts and Notes Receivable. All of Seller's accounts receivable and notes receivable all of which as of March 31, 1996 are listed in Schedule 1.01(h) hereto (the "Purchased Receivables"); such schedule updated to the Closing Date will be provided as soon as practicable after Closing;

                 (i) Deposits, Credits and Prepaid Expenses. All of Seller's deposits, credits, prepaid expenses and other current assets as at the Closing Date, all of which are listed in Schedule 1.01(i) hereto; such schedule updated to the Closing Date will be provided as soon as practicable after closing;

                 (j) Intangible Assets. The business of Seller as a going concern and the goodwill thereof and all intangible and intellectual property used in connection with the business of Seller, including without limitation, patents, trademarks, copyrighted works, tradenames, software and customer information and lists substantially all of which are listed in Schedule 1.01(j) hereto;

                 (k) Cash. Cash and cash equivalent items including, without limitation, certificates of deposit, time deposits and marketable securities; and

                 (l) Other Assets. All other assets, properties, rights and businesses of every kind and nature owned or held by Seller or in which Seller has an interest on the Closing Date which are used in or related to the business of Seller, known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement.

         1.02 Assumed Liabilities. Buyer agrees to assume, perform and discharge the following of Seller's liabilities (the "Assumed Liabilities"):

                 (a) Accounts Payable. All of Seller's accounts payable as at the Closing Date, all of which as of March 31, 1996 are listed on Schedule 1.02(a) hereto; such schedule updated to the Closing Date will be provided as soon as practicable after Closing;

                 (b) Uncompleted Contracts. All of Seller's obligations with respect to the uncompleted contracts and commitments of Seller being purchased as Purchased Assets;

                 (c) Accrued Employee Expenses. All of Seller's accrued liabilities and expenses relating to compensation and benefit amounts due to employees of Seller, all of which as of March 31, 1996 are listed on Schedule 1.02(c) hereto; such schedule updated to the Closing Date will be provided as soon as practicable after Closing;

                 (d) Other Accrued Expenses. In addition to (c) above, all of Seller's other accrued liabilities and expenses on the books of Seller as of the Closing Date, all of which as of March 31, 1996 are listed on Schedule 1.02(d) hereto, and all of which have been recorded on the books of Seller in conformity with generally accepted accounting principles; such schedule updated to the Closing Date will be provided as soon as practicable after Closing; and

                 (e) Amounts Owing to Bio Dental. All amounts owed by Seller to Bio Dental, the full amount of which, as of March 31, 1996 is listed on Schedule 1.02(e) hereto; such schedule updated to the Closing Date will be provided as soon as practicable after Closing.

         Buyer shall not assume any liabilities or obligations of Seller except those specifically identified as liabilities on Seller's balance sheet dated as of the Closing Date and specifically assumed by Buyer pursuant to the provisions of this Section 1.02, and Seller agrees to indemnify and hold harmless Buyer with respect to any such non-assumed liabilities and obligations in the manner provided in Section 8.06 hereof. In the event that, after exhausting its indemnity rights against Seller, Buyer remains entitled to indemnification for any such non-assumed liabilities or obligations, Bio
Dental and Mendoza agree to indemnify and hold harmless Buyer with respect to any such non-assumed liabilities and obligations solely and to the limited extent, and in the manner provided, in Section 8.08 hereof, provided, however, that during the period in which Buyer is pursuing its indemnity rights against Seller, Buyer shall be entitled to withhold, in amounts calculated pursuant to
Section 5.2 of the Assignment and Release Agreement (as defined below), all or a portion of the Mendoza Payment and/or the Product Credit (as such terms are defined in the Assignment and Release Agreement), in an amount equal to that amount being sought from Seller pursuant to Buyer's indemnification rights, until such rights against Seller have been exhausted.

         1.03 Purchase Price. Buyer, in consideration for the purchase of the Purchased Assets being sold pursuant to this Agreement, agrees to pay an amount (the "Purchase Price") of $50,000, delivered to Seller at the Closing (as defined in Section 5.01 hereof); and will assume the Assumed Liabilities.

         1.04 Absolute Sale. Seller agrees that the sale, conveyance, transfer and delivery of the Purchased Assets to Buyer shall be free and clear of all title defects, liabilities, obligations, liens, encumbrances, charges and claims of any kind, except any liabilities and obligations expressly assumed by Buyer pursuant to Section 1.02 hereof.

         1.05 Other Contracts. This Agreement shall not constitute an agreement to assign or sublicense, as the case may be, any contracts, leases, licenses, agreements, bids, quotations or arrangements (for purposes of this Section 1.05 collectively called "contracts") if such attempted assignment or sublicense, without the consent of the other party thereto, is not permitted as a matter of law or in accordance with the terms of the contracts or would constitute a breach of the contracts or would in any way impair the rights of Seller or Buyer thereunder. Seller will use its best efforts to obtain, or will assist Buyer to obtain, such consents as may be necessary or appropriate to vest in Buyer all of Seller's right, title and interest in all such contracts. If such consent is not obtained or if an assignment, attempted assignment or sublicense is not so permitted or would be ineffective or would impair Buyer's rights thereunder, Seller will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contracts provided, however, that, except as disclosed on Schedule 1.05, Seller will obtain consents to the assignment or sublicense of the contracts listed in Schedule 1.01(d) hereto (including those necessary for Buyer's continued operation of the computer system and software used by Seller) on or prior to the Closing Date.

         1.06 Bulk Sales Laws. Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales law; provided, however, that Seller agrees to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Buyer or the Purchased Assets by reason of such noncompliance (other than with respect to the Assumed Liabilities), to indemnify, defend and hold harmless Buyer from and against any and all such claims in the manner provided in Section 8.07 hereof, and to take promptly all necessary action to remove any lien or encumbrance which is placed on the Purchased Assets by reason of such noncompliance.

                                   ARTICLE II

                               RELATED AGREEMENTS

         Simultaneously with the Closing hereunder the following agreements (the "Related Agreements") shall have been executed and delivered:

         2.01 Assignment and Release Agreement. An agreement (the "Assignment and Release Agreement") between Buyer and Bio Dental in the form of Exhibit A attached hereto pursuant to which Bio Dental will sell and convey to Buyer all of Bio Dental's rights and interests under all of its agreements with Seller, including, but not limited to, the Exclusive License Agreement dated March 31, 1991, as extended and amended on April 1, 1994 and as further amended on January 19, 1996, and will release Seller and Buyer from any claims or liabilities to Bio Dental under any of such agreements or otherwise, and Buyer shall pay Bio Dental cash in the approximate amount of $7.5 million and give Bio Dental certain credits for future purchases of products from Buyer or its affiliates.

         2.02 Employment Agreement. The Employment Agreement (the "Employment Agreement") between Buyer and Jose L. Mendoza in the form of Exhibit B attached hereto.

         2.03 Escrow Agreement. The Escrow Agreement among Buyer, Bio Dental and The Union Bank of California (the "Escrow Agent") in the form of Exhibit C attached hereto pursuant to the terms of which Buyer will deposit at Closing with the Escrow Agent cash in the amount of $100,000. The Escrow Agreement will have a term of three (3) years, Bio Dental will be entitled to all earnings on funds deposited under the Escrow Agreement, and the sole purpose of the Escrow Agreement will be to provide a fund against which Buyer may assert claims for indemnification under Article VIII hereof for breach of Seller's Representations and Warranties contained in Section 3.22 hereof, and any Losses (as defined in Section 8.06 hereof) which arise out of the matters discussed in the letter of the Environmental Protection Agency to Seller dated January 11, 1996 (the "EPA Letter").

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to, and covenants with, Buyer that:

         3.01 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own and operate its properties and assets (including the Purchased Assets) and to conduct its business as it is now being conducted. Seller is duly qualified to do business and in good standing in each jurisdiction where the nature of its business done in such jurisdiction requires qualification; a schedule of such jurisdictions is set forth on Schedule 3.01 hereto.

         3.02 Authorization, Compliance with Other Instruments and Law. Seller has full corporate power and authority to enter into this Agreement, the Related Agreements and the other agreements and documents to be executed and delivered by it at Closing as contemplated hereby (collectively, the "Closing Documents"), to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and is a valid and binding obligation of Seller enforceable in accordance with its terms and the Closing Documents will, when executed and delivered by Seller at Closing, constitute valid and binding obligations of Seller enforceable against Seller in accordance with their terms. The execution, delivery and performance of this Agreement and the Closing Documents will not (i) conflict with or result in a breach or violation of any provision of the Certificate of

Incorporation or By-Laws of Seller or of any order, writ, injunction, judgment, decree, law, statute, rule or regulation to which Seller is a party or by which Seller or the Purchased Assets may be bound or affected; or (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) or result in the creation of any lien, encumbrance, security agreement, charge, pledge, equity or other claim or right of any person in or to the Purchased Assets under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller or the Purchased Assets may be bound. All necessary authorizations of the transactions contemplated by this Agreement required to be obtained by Seller from any Federal, state, local or foreign government or agency shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or regulation of any such government or agency shall have been made in such form as is acceptable as filed. Buyer shall cooperate with Seller with respect to the aforesaid filings, notifications or disclosures to the extent necessary to obtain said authorizations. Seller will deliver to Buyer at the Closing true and complete copies of all resolutions of its shareholders and board of directors by which the execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby were authorized, certified by the Secretary or Assistant Secretary of Seller as of the Closing Date. Seller shall also deliver evidence satisfactory to Buyer that any security interest or lien in any of the Purchased Assets has been released on or prior to the Closing.

         3.03 Financial Statements. Seller has previously furnished to Buyer true and correct copies of (i) Seller's audited balance sheet as of March 31, 1996 attached hereto as Exhibit D; and (ii) the audited statement of operations of Seller for the year ended March 31, 1996 attached hereto as Exhibit E (collectively, the "Financial Statements"). The balance sheet included in the Financial Statements presents fairly the financial position of Seller as of the date thereof, and the related statements of operations included in the Financial Statements present fairly the results of operations of Seller for the periods covered thereby, and the Financial Statements were prepared in conformity with generally accepted accounting principles.

         3.04 Absence of Certain Changes and Events. Except as otherwise contemplated by this Agreement, between the date of the Financial Statements and the Closing:

                 (a) the business of Seller has been conducted only in the ordinary course and substantially in the manner that such business was heretofore conducted, and there has not been, except in the ordinary course and consistent with past practice:

                          (i)     any purchase or other acquisition of
                 property, any sale, lease or other disposition of property, or any expenditure in excess of $10,000 in the aggregate not disclosed on Schedule 3.04;

                          (ii) any incurrence of liability in excess of $10,000 not disclosed on Schedule 3.04;

                          (iii) any encumbrance or consent to encumbrance of any property or assets not disclosed on Schedule 3.04;

                 (b) Seller has not entered into any agreement or transaction which, based upon the good faith application of its best business knowledge and experience, has resulted or will result in a transfer of assets for other than full and fair consideration;

                 (c) there has not been any undisclosed change in the condition (financial or otherwise), assets, liabilities, business, results of operations, licenses, permits, franchises or affairs of Seller which has or is likely to have a material adverse effect on the business, financial condition or results of operations of Seller;

                 (d) there has not been damage, destruction or casualty loss materially and adversely affecting the business, results of operations or financial condition of Seller;

                 (e) there has not been (i) any increase in the rate or terms of compensation payable or to become payable by Seller to its directors, officers, key employees or commission sales personnel, except increases occurring in the ordinary course of business in accordance with its customary practices, (ii) any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers, key employees or commission sales personnel, except increases occurring in the ordinary course of business in accordance with its customary practices, or (iii) any entering by Seller into any new employment agreement or any modification of the terms of any existing employment agreement;

                 (f) there has not been any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital lease, capital expenditure or capital financing) by Seller except in the ordinary course of business and consistent with the practices of Seller in the last fiscal year and except as otherwise disclosed on Schedule 3.04;

                 (g) there has not been and will not have been any change by Seller in accounting methods, principles or practices;

                 (h) to the best of Seller's knowledge, there has not been and will not have been any threatened occurrence or development relating to the business, operations, financial condition or affairs of Seller which would materially and adversely affect the business, operations, financial condition or affairs of Seller.

         3.05 Operation of the Business in the Ordinary Course. Since the close of business on the date of the Financial Statements, Seller's business has been operated, and, as of the Closing Date will have been operated, in the ordinary course, except to the extent that Buyer has otherwise agreed, or may prior to the Closing Date otherwise agree, in writing or as is expressly contemplated by this Agreement. From the date hereof until the Closing, Seller shall continue to use its best efforts to preserve the goodwill of Seller's business and its relationships with employees, customers and suppliers.

         3.06 Tax Matters. There is no tax obligation of Seller which constitutes, or may in the future constitute, a lien on the Purchased Assets, and, if any such lien exists or arises, it will be promptly discharged by Seller.

         3.07 Material Contracts and Commitments. The Schedule hereto entitled "Schedule 1.01(d) - Material Contracts and Commitments" constitutes a full and complete list, as of the date hereof, of all written and oral contracts and commitments of Seller involving aggregate obligations of Seller in excess of $10,000 per contract or which have a remaining term, as of the date hereof, of over six months in length of obligation on the part of Seller ("Material Contracts"). Except as indicated on Schedule 1.01(d), Seller is not in breach or violation of, or in default under, any of the Material Contracts; the execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a default or breach under any of the Material Contracts; and, except as specifically indicated in Schedule 1.01(d), the execution of this Agreement and the consummation of the transactions contemplated hereby will not give rise to any consent requirement under any of the Material Contracts. All of the contracts listed on Schedule 1.01(d) are in full force and effect and have not been modified or amended in any respect, except as set forth on Schedule 1.01(d).

         3.08    [LEFT INTENTIONALLY BLANK]

         3.09 Customers. Attached as Schedule 3.09 is a list of the customers of Seller as of the Closing Date together with a list of sales volume to such customers during the twelve months ended March 31, 1996. Also indicated in Schedule 3.09 are those customers with which Seller has entered into written or oral agreements with respect to future purchases.

         3.10 Licenses, Permits and Authorizations. Seller has obtained, and will as of the Closing continue to have, all approvals, authorizations, consents, licenses, franchises, orders, certificates and other permits of, and has made and will have made as of the Closing all filings with, any governmental authority, whether foreign, Federal, state or local, which are required for the ownership of the Purchased Assets or the conduct of Seller's business as presently conducted. A complete list of all such approvals, authorizations, consents, licenses, franchises, orders, certificates, permits and filings is included in Schedule 3.10 hereto.

         3.11 Title to Purchased Assets. Seller has good and marketable legal title to the Purchased Assets and shall at the Closing deliver to Buyer good and marketable legal title to the Purchased Assets free and clear of all title defects, liabilities, obligations, liens, mortgages, security interests, encumbrances, claims or similar adverse interests of any kind or character except (i) any Assumed Liabilities expressly assumed by Buyer pursuant to this Agreement, and (ii) the title exceptions listed in Schedule 3.11 hereto. All leases pursuant to which Seller leases any of the Purchased Assets are valid and binding in accordance with their respective terms and there are no defaults thereunder.

         3.12 Proprietary Rights. Seller is not, by virtue of the conduct of Seller's business, infringing upon or making an unauthorized use of any proprietary right or intellectual property right of any third party.

         3.13    Employee Benefit Plans; Labor Matters.

                 (a) Except as set forth in Schedule 3.13 hereto, the Seller does not maintain, administer or otherwise contribute to any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not such plan is subject to any of the provisions of ERISA, which covers any employee or beneficiary of any employee, whether active or retired, of Seller (any such plan being herein referred to as an "Employee Plan"). Except as set forth in Schedule 3.13hereto, none of such Employee Plans is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as from time to time amended (the "Code"). The Seller has no commitment to create any additional Employee Plans and Seller has no legal obligation to continue any existing Employee Plan, except for continuation coverage under ERISA sections 601 through 609.

                 (b) True and complete copies of each Employee Plan, including all amendments thereto and related trust or other funding agreements have been heretofore delivered to Buyer, together with a copy of the most recent summary plan description and summary of material modifications of each such plan.

                 (c) Except as set forth in Schedule 3.13, with respect to the business of Seller (i) the Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any other tribunal; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best of the Seller's knowledge, threatened against or affecting the Seller; (iv) the Seller's employees are not represented by any union or other collective bargaining unit and the Seller has received no notice that any representation or petition respecting the employees of Seller has been filed with the National Labor Relations Board; (v) no grievance or any arbitration proceeding arising out of or under any collective bargaining agreements is pending against Seller; and (vi) the Seller has not experienced any strike or work stoppage or other industrial dispute involving Seller's employees in the past five years; and (vii) there are no pending notices or assertions of any claim for monetary damages or injunctive relief by an employee, former employee or other person for age, sex, disability or race discrimination, worker's compensation, unemployment, breach of contract or other employment related matters.

                 (d) Seller has complied in all respects with the requirements of the Immigration Reform and Control Act of 1986, as amended ("IRCA"), and in connection therewith has received complete I-9 Forms from all of its current and former employees covered by IRCA. The Company has not knowingly hired, recruited or referred for a fee, or continued employment of any alien who does not have work authorization required by IRCA.

         3.14 Litigation and Other Claims. Except as described in Schedule 3.14, there are no actions, suits, arbitration proceedings, claims or proceedings related to the business or assets of Seller pending or, to the knowledge of Seller, threatened before any foreign, Federal, state, municipal or other court, department, commission, arbitration panel, board, bureau, agency, body or instrumentality against Seller or affecting the Purchased Assets at law or in equity. Seller is not a party to or subject to the provisions of any order, writ, injunction, decree or judgment of any court or foreign, Federal, state, municipal or other governmental or administrative body, department, commission, board, bureau, any securities exchange or other agency or instrumentality in connection with the ongoing operations of Seller except as set forth in Schedule 3.14. Seller is not engaged in any arbitration nor has submitted any disputed matter to an arbitrator in connection with the ongoing operations of Seller except as set forth in Schedule 3.14.

         3.15 No Adverse Change. Since the close of business on the date of the Financial Statements, and except as described in the Schedules delivered herewith, there has been no material adverse change in the financial condition, results of operations, business or prospects of Seller.

         3.16    Sufficiency of the Purchased Assets.  Except as described in
Schedule 3.16, the Purchased Assets, all of which are located at Seller's facility in Rancho Cordova, California, are sufficient to operate Seller's business as currently operated. Neither Seller nor any of Seller's officers, directors or affiliates is a party to any contract which is necessary in any material respect to Seller's business other than contracts which will be assigned to Buyer at the Closing which contracts are listed in Schedule 1.01(d) hereto.

         3.17 Compliance with Laws. Neither the Purchased Assets nor the operations of Seller's business, as conducted at the date hereof and as will be conducted through the Closing, violate any foreign, Federal, state or local law, ordinance, rule or regulation.

         3.18 Insurance. Seller maintains, and through the Closing will maintain, adequate insurance insuring the Purchased Assets and the operations of Seller's business and will maintain, through the Closing Date, general liability coverage insuring against claims of third parties attributable to acts of Seller Employees (as defined in Section 7.01) and for product liability coverage. Valuations of Seller's properties for such insurance purposes are set forth in Schedule 3.18 hereto; such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination. The insurance policies to which the Seller is a party are sufficient for compliance with all requirements of applicable laws and all agreements to which Seller is a party or by which Seller is bound. In the three years preceding the date of this Agreement, Seller has not been refused any insurance with respect to the Purchased Assets or the operations of Seller or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

         3.19 Accounts Receivable. All accounts receivable included in the Purchased Assets will be collected in full by Buyer net of any applicable reserves for doubtful accounts and for allowance for trade discounts included in the books of Seller as of the Closing Date, which reserves will be established on the same basis and with the same assumptions as reserves for doubtful accounts reflected on the Financial Statements were established. Buyer will use reasonable diligence to collect the accounts receivable.

         3.20 Real Property Leases. The Real Property Leases are valid and binding upon the lessors and are in full force and effect. There are no existing defaults by Seller under the Real Property Leases and no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a default thereunder by Seller. Seller has delivered to Buyer a true and complete copy of the Real Property Leases.

         3.21 Condition of Purchased Assets. The Purchased Assets are suited for the uses intended, and are in conformity with all applicable laws, ordinances, rules and regulations. Equipment included in the Purchased Assets is in good working order, normal wear and tear excepted.

         3.22    Environmental Matters.

                 (a) Except as set forth in Schedule 3.22 hereto, (i) Seller is in compliance with all environmental laws, regulations, permits and orders applicable to it at the time of Closing, and with all laws, regulations, permits and orders governing or relating to asbestos removal and abatement; (ii) Seller has not transported, stored, treated or disposed, or allowed or arranged for any third parties to transport, store, treat or dispose, of any Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, or had performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations, nor has Seller disposed, or allowed or arranged for any third parties to dispose, Hazardous Substances or other waste upon the real property owned or leased by Seller; (iii) there has not occurred, nor is there presently occurring, a Release of any Hazardous Substance on, into or beneath the surface of any parcel of real property owned or leased by Seller;
         (iv) Seller has not transported or disposed, or allowed or arranged for any third parties to transport or dispose, any Hazardous Substance or other waste to or at a site which, pursuant to the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any similar law, (A) has been placed on the National Priorities List or its state equivalent, or (B) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent; (v) Seller has not received notice, and has no knowledge of any facts which could give rise to any notice, that Seller is a potentially responsible party for a Federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation or notice of any other Environmental Claim; (vi) Seller has not received any written or oral request for information in connection with any Federal or state environmental cleanup site and has not undertaken (or been requested to undertake) any response or remedial actions or cleanup actions of any kind at the request of any Federal, state or local governmental entity, or at the request of any other person or entity; (vii) there are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring, as of the date of this Agreement, any work, repairs, construction or capital expenditures with respect to the assets or properties of Seller; and
         (viii) Schedule 3.22 identifies (w) all environmental audits, assessments or occupational health studies undertaken by Seller or its agents or by any governmental agencies with respect to the operations or properties of Seller; (x) the results of any ground water, soil, air or asbestos monitoring undertaken with respect to any real property owned or leased by Seller; (y) all written communications of Seller with environmental agencies; and (z) all citations issued with respect to Seller under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.).

                 (b) For the purposes of this Agreement, "Environmental Claim" shall mean any demand, claim, governmental notice or threat of litigation or the actual institution of any action, suit or proceeding at any time by a person which asserts that an Environmental Condition constitutes a violation of or otherwise gives rise to a legally mandated liability or obligation under, any statute, ordinance, regulation, or other governmental requirement or the common law, including, without limitation, any such statute, ordinance, regulation, or other governmental requirement relating to the emission, discharge, or release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation, or disposal of any Hazardous Substance. "Environmental Condition" shall mean the presence on the Closing Date, whether discovered or undiscovered on the Closing Date, in surface water, ground water, drinking water supply, land surface, subsurface strata or ambient air of any pollutant, contaminant, industrial solid waste or Hazardous Substance arising out of or otherwise related to the operations or other activities of Seller, or of any predecessor in interest or line of business to Seller, conducted or undertaken prior to the Closing Date. "Hazardous Substance" shall mean any substance defined in the manner set forth in Section 101(14) of the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and shall include any additional substances designated under
         Section 102(a) thereof. "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

         3.23 Full Disclosure. All information furnished to Buyer in accordance herewith is, and as of the Closing shall be, correct and complete in all respects. No representation or warranty of Seller and no information, Schedule or certificate furnished or to be furnished by or on behalf of Seller to Buyer, its affiliates or its agents pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statement contained herein or therein not misleading.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to, and covenants with, Seller that:

         4.01 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.

         4.02 Due Authorization. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. The execution, delivery and performance of this Agreement will not result in a violation of any provision of the Articles of Incorporation or By-Laws of Buyer, or of any material contract by which it is bound, or of any judgment or decree to which it is a party or by which it is bound. All necessary authorizations of the transactions contemplated by this Agreement required to be obtained by Buyer from any Federal, state, local or foreign government or agency shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or regulations of such government or agency shall have been made in such form as is acceptable as filed. Seller shall cooperate with Buyer with respect to the aforesaid filings, notifications or disclosures to the extent necessary to obtain said authorizations. Buyer will deliver to Seller at the Closing true and complete copies of all resolutions of its board of directors by which the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby were authorized, certified by the Secretary or Assistant Secretary of Buyer.

                                   ARTICLE V

                                  THE CLOSING

         5.01 Time and Place of Closing. Upon the terms and subject to the satisfaction or waiver of the conditions in this Agreement, the Closing of the transactions contemplated hereby (the "Closing") shall take place on July 22, 1996 (the "Closing Date") at the offices of Armstrong, Teasdale, Schlafly & Davis in St. Louis, Missouri or at such other time and place as the parties hereto may agree in writing.

         5.02 Instruments of Transfer, Etc. At the Closing, Seller will deliver to Buyer such deeds, bills of sale, instruments of assignment and other good and sufficient instruments of transfer, executed by Seller or its affiliates and in a form reasonably satisfactory to Buyer, as Buyer may reasonably require to vest in Buyer all right, title and interest of Seller in and to the Purchased Assets, and Buyer shall pay to Seller the amount, and deliver to Seller the instruments, required of it at the Closing.

         Seller shall deliver to Buyer at the Closing possession of the Purchased Assets being sold pursuant to this Agreement and the entire right, title and interest of Seller in and to such Purchased Assets shall pass to Buyer at the Closing effective as of the Closing Date.

         5.03    Opinions of Counsel.

                 (a) At the Closing, Seller and Bio Dental shall receive an opinion or opinions from Armstrong, Teasdale, Schlafly & Davis, Buyer's Counsel, dated the Closing Date and satisfactory in form and substance to Seller and its counsel, to the effect that:

                          (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri;

                          (ii) Buyer has the corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is to be a party and to consummate the transactions contemplated hereby and thereby, and the execution and delivery of this Agreement and the Related Agreements to which Buyer is to be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite corporate action taken on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the Related Agreements to which Buyer is to be a party or to consummate the transactions contemplated hereby and thereby; and

                          (iii) this Agreement and the Related Agreements to which Buyer is to be a party have been duly and validly executed and delivered by Buyer and, assuming this Agreement and the Related Agreements to which Buyer is to be a party are valid and binding obligations of the other parties thereto, are valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                 (b) At the Closing, Buyer shall receive an opinion or opinions from Gene N. Windham, counsel to Seller, dated the Closing Date and satisfactory in form and substance to Buyer and its counsel, to the effect that:

                          (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and in good standing in each jurisdiction where the nature of its business conducted in such jurisdiction requires such qualification;

                          (ii) This Agreement and the Related Agreements to which it is to be a party have been duly and validly executed and delivered by Seller and, assuming the Agreement and the Related Agreements to which Seller is to be a party are valid and binding obligations of the other parties thereto, are valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

                          (iii) Except for those approvals and consents which have already been obtained, neither execution and delivery by Seller of this Agreement and the Related Agreements to which it is to be a party, the sale by Seller of the Purchased Assets pursuant to this Agreement nor the consummation of the other transactions contemplated by this Agreement and the Related Agreements to which Seller is to be a party will (A) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws (or other similar governing documents) of the Seller, (B) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority other than those which have been made or obtained; (C) to the best of such counsel's knowledge after reasonable investigation, constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; (D) to the best of such counsel's knowledge after reasonable investigation, result in the creation of any encumbrance, security interest, equity or right of others upon any of the properties or assets of Seller under any of the terms, conditions or provisions of any agreement, instrument or obligation to which Seller or its assets may be bound or affected; or (E) violate any order, writ, injunction, judgment or decree known to such counsel, to which Seller is a party, or by which any of its assets are bound or any law, statute, rule or regulation applicable to Seller or any of its assets; and

                          (iv) The instruments of transfer contemplated by this Agreement, are in proper form to transfer to Buyer, all of Seller's interest in the Purchased Assets, free and clear, to the best of such counsel's knowledge after reasonable investigation, of any liens, encumbrances, equities and claims of whatever nature, except (i) those created by Buyer and (ii) those, if any, created by failure to comply with the California Bulk Transfer Laws.

                 (c) At the Closing, Buyer shall receive an opinion or opinions from Tomlinson, Zisko, Morosoli & Maser, L.L.P., counsel to Bio Dental, dated the Closing Date and satisfactory in form and substance to Buyer and its counsel, to the effect that:

         This Agreement, the Assignment and Release Agreement and the Escrow Agreement have been duly and validly executed and delivered by Bio Dental and, assuming such Agreements are valid and binding obligations of the other parties thereto, are valid and binding obligations of Bio Dental, enforceable against Bio Dental in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         5.04 Intellectual Property Assignments. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, the assignment and transfers of intellectual property referred to in Section 6.01(h).

         5.05 Other Documents. At the Closing, each such party shall deliver to the other parties such certificates of officers, governmental Certificates of Good Standing, certified copies of By-laws, Articles of Incorporation and minutes of proceedings, and such assumptions of liabilities and other documents as shall reasonably be requested by another party hereto.


                                   ARTICLE VI

                             CONDITIONS TO CLOSING

         6.01 Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement to consummate the purchase of the Purchased Assets shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived at the option of Buyer:

                 (a) There shall have been no material breach by Seller or Bio Dental in the performance of its respective covenants herein.

                 (b) The representations and warranties of Seller contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date as if made anew as of the Closing Date (except for changes contemplated or permitted by this Agreement).

                 (c) There shall have been delivered to Buyer certificates in form reasonably satisfactory to Buyer and its counsel signed by the Chief Executive Officer of Seller to the effect that Seller has performed all of its covenants under this Agreement, and that all of the representations and warranties of Seller made herein are true as of the Closing Date.

                 (d) There shall not have been issued and be in effect any injunction, order or decree from any governmental body, agency or official authority restraining or prohibiting consummation of the transactions contemplated by this Agreement, nor shall there have occurred any event, development or circumstance after the date hereof and prior to the Closing which materially and adversely affects the business, operations or properties of Seller, including, without limitation, any lawsuit, governmental proceeding or investigation filed or commenced against any of the parties hereto seeking to restrain, enjoin or modify the transactions contemplated hereby or in which sanctions or penalties are threatened.

                 (e) All corporate action or other action necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby shall have been duly and validly taken, and certified copies of all Board of Directors and stockholders resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall be delivered to Buyer.

                 (f) Buyer shall have received, or shall have satisfied itself that it will receive, all consents, waivers or approvals necessary to insure that the purchase contemplated hereby will not give rise to a claim of default under, or any event which, with notice or the passage of time, or both, could give rise to a material default under, or would excuse performance by any party under, any agreement, contract or commitment listed in Schedule 1.01(d).

                 (g) Buyer shall have satisfactorily completed its due diligence investigation of Seller.

                 (h) Buyer shall have received from Seller, Bio Dental and Mendoza assignments, in form satisfactory to Buyer, of all patents and trademarks owned or used by Seller in its business.

                 (i) All deliveries required to be made by Seller and Bio Dental pursuant to Article V shall have been made, and all of the Related Agreements shall have been executed and delivered by all parties thereto other than Buyer.

         6.02 Conditions to Obligations of Seller and Bio Dental. The obligations of Seller and Bio Dental under this Agreement shall be subject to fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived at the option of Seller:

                 (a) There shall have been no material breach by Buyer in the performance of any of its covenants herein.

                 (b) The representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date as if made anew as of the Closing Date (except for changes contemplated or permitted by this Agreement and representations and warranties made as of a specified date which shall be true and correct in all material respects as of such date).

                 (c) There shall have been delivered to Seller a certificate signed by a duly authorized executive officer of Buyer to the effect that Buyer has performed all of its covenants under this Agreement, and that all of the representations and warranties of Buyer made herein are true as of the Closing Date.

                 (d) There shall not have been issued and be in effect any injunction or order or decree from any governmental body, agency, official or authority restraining or prohibiting consummation of the transactions contemplated by this Agreement.

                 (e) All corporate action or other action necessary to authorize the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby shall have been duly and validly taken, and certified copies of all Board of Directors resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall be delivered to Seller.

                 (f) All deliveries required to be made by Buyer pursuant to Article V shall have been made, and all of the Related Agreements shall have been executed and delivered by all parties thereto other than Seller.

                 (g) Bio Dental shall have been released from its guaranty of Seller's obligations under the Real Property Lease.

                 (h) Seller shall have delivered to Bio Dental its written agreement, and such documentation as Bio Dental shall reasonably require, canceling all options to purchase shares of capital stock of Bio Dental held by Seller.

                                  ARTICLE VII

                             EMPLOYMENT WITH BUYER

         7.01 Employment with Buyer. Prior to or at Closing, Buyer shall offer employment on the same terms and with the same salaries, wages and benefits as currently in effect with Seller to those persons who are employed by Seller on the Closing Date ("Seller Employees") who are selected by Buyer in consultation with Mendoza. Schedule 7.01 contains a list of all Seller Employees as of March 31, 1996. (Those employees of the Seller who accept employment with the Buyer pursuant to this Agreement are hereinafter referred to as the "Transferred Employees".)

         7.02 Accrued Vacation and Sick Pay Liability. The Buyer shall assume the Seller's accrued liability to Transferred Employees under the Seller's vacation and sick pay policies as of the Closing Date.

         7.03 Workers' Compensation. The Seller will retain responsibility for all workers' compensation claims of employees of Seller other than Transferred Employees and will retain responsibility for workers' compensation claims of Transferred Employees pending as of the Closing Date or arising as a result of events occurring or conditions caused on or prior to the Closing Date. The Buyer shall be responsible for all workers' compensation claims made by Transferred Employees after the Closing Date and arising as a result of events occurring or conditions caused after the Closing Date.

         7.04 Third Parties. The covenants of the Buyer and the Seller in this Article VII are not intended to create any right in any Transferred Employee or his or her heirs, executors, beneficiaries or personal representatives.

                                  ARTICLE VIII

                             POST-CLOSING COVENANTS

         8.01 Expenses. Except as otherwise provided herein, Seller and Buyer shall each bear their own costs and expenses incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Buyer shall be responsible for fees, commissions, expenses and reimbursements incurred by or required to be paid to its professional advisors and Seller shall be responsible for the fees, commissions, expenses and reimbursements incurred by or required to be paid to such Seller's professional advisors.

         8.02 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets and the other transactions contemplated by this Agreement and the Related Agreements. From time to time after the date hereof (including after the Closing Date if requested), Seller and its affiliates will, at their own expense and without further consideration, execute and deliver such documents to Buyer as Buyer may reasonably request in order more effectively to vest in Buyer good title to the Purchased Assets and to more effectively consummate the transactions contemplated by this Agreement and the Related Agreements.

         8.03 Commissions and Fees. Seller and Buyer each represents and warrants to the other that no broker, finder, financial adviser or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the party making such representation. Seller, on the one hand, and Buyer, on the other hand, will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than as described above) incurred by reason of any action taken by such party.

         8.04 Sales, Transfer and Use Taxes. The parties do not contemplate that any sales, transfer or use taxes will be payable in connection with the transactions contemplated by this Agreement and the Related Agreements. However, to the extent such taxes are payable, all sales, transfer and use taxes incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby will be borne by Seller, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such sales, transfer and use taxes, and, if required by applicable law, both parties will join in the execution of any such Tax Returns or other documentation.

         8.05 Nondisclosure. Seller agrees not to use or disclose at any time after consummation of the transactions contemplated hereby, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of Buyer, any trade secrets, proprietary information, or other confidential information relating to designs, suppliers, subcontractors, inventions, operations, marketing, bidding information, cost and pricing data, master files or customer lists utilized by Seller in connection with its business prior to the Closing or by Buyer or any of its affiliates (the "Buyer Group"), or the skills, abilities and compensation of the Buyer Group's employees, and all other similar information material to the conduct of the Buyer Group's business, which is not presently generally known to the public; provided, however, that this provision shall not preclude Seller from (i) the use or disclosure of such information which presently is known generally to the public or which subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, or (ii) disclosure of such information required by law or court order, provided that prior to such disclosure required by law or court order the undersigned will give Buyer three business days' written notice (or, if disclosure is required to be made in less than three business days, then such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith.

         8.06    Indemnification.

                 (a) By Seller. Seller agrees to save, defend and indemnify Buyer against and hold it harmless from any and all claims, liabilities, losses, damages, deficiencies, costs and expenses, of every kind, nature and description, fixed or contingent (including, without limitation, interest, penalties and counsel's fees and expenses) ("Losses"), asserted against, resulting to, imposed upon or incurred by Buyer, directly or indirectly, arising out of (i) any breach of any representation, warranty, covenant or agreement made by Seller under this Agreement, or (ii) any liability of Seller other than the Assumed Liabilities or any Environmental Claim.

                 (b) By Buyer. Buyer agrees to save, defend and indemnify Seller against and hold it harmless from any and all Losses arising out of (i) any breach of any representation, warranty, covenant or agreement made by Buyer under this Agreement or (ii) any Assumed Liability.

         8.07    Defense of Claims.

                 (a) Should any claim, action or proceeding by or involving a third party arise after the Closing Date for which Seller or Buyer is liable under the terms of this Agreement, the party which is entitled to be indemnified with respect to such claim (the "Indemnified Party") shall notify the party who is liable therefor under the terms hereof (the "Indemnifying Party") within a reasonable time after such claim, action or proceeding arises and is known to the Indemnified Party, and if the Indemnifying Party shall admit in writing its indemnification obligation in respect thereof, the Indemnified Party shall give the Indemnifying Party a reasonable opportunity:

                          (i) to take part in any examination of the relevant books and records of the Indemnified Party;

                          (ii) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party or prosecute any claim, action, counterclaim or other proceeding with respect thereto;

                          (iii)   to take all other required steps or
                 proceedings to settle or defend any such claim, action or proceeding; and

                          (iv) to employ counsel reasonably acceptable to the Indemnified Party to contest any such claim, action or proceeding in the name of the Indemnified Party, or otherwise.

         The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnifying Party. If the Indemnifying Party wishes to assume the defense of any such claim or action, it shall give written notice to the

         Indemnified Party admitting its indemnification obligation in respect thereof and stating that it intends to assume such defense within 15 days after notice from the Indemnified Party of such claim or action (unless the claim or action reasonably requires a response in less than 15 days after the notice is given to the Indemnifying Party, in which event it shall notify the Indemnified Party at least five days prior to such reasonably required response date), and the Indemnifying Party shall thereafter assume the defense of any such claim or liability, through counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party may participate in such defense at its own expense but, in any event, the Indemnifying Party shall have the right, as long as it is actively defending any claim or action, to control such defense. The Indemnified Party shall afford the Indemnifying Party's counsel and other authorized representatives reasonable access during normal business hours to all relevant books, records, offices and other facilities and properties of the Indemnified Party, and to the personnel of the Indemnified Party, and shall otherwise use all reasonable efforts to cooperate with the Indemnifying Party, such counsel and such other authorized representatives in connection with the exercise of the rights of the Indemnifying Party pursuant to this Section 8.07.

                 (b) If the Indemnifying Party shall not assume the defense of, or if after so assuming it shall fail to actively defend, any such claim or action, the Indemnified Party may defend against any such claim or action in such manner as it may deem appropriate, and the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnifying Party promptly shall reimburse the Indemnified Party for the amount of such settlement and for all expenses, legal and otherwise, reasonably and necessarily incurred by the Indemnified Party in connection with the defense against and settlement of such claim or action. If no settlement of such claim or litigation is made, the Indemnifying Party shall satisfy any judgment rendered with respect to such claim or in such action, before the Indemnified Party is required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by the Indemnified Party in the defense against such claim or litigation.

                 (c) If a judgment is rendered against the Indemnified Party in any action covered by the indemnification provisions hereof, or any lien attaches to any of the assets of the Indemnified Party, the Indemnifying Party immediately upon such entry or attachment shall pay such judgment in full or discharge such lien unless, at the Indemnifying Party's expense and direction, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnifying Party shall forthwith pay such judgment or discharge such lien before the Indemnified Party is compelled to do so.

         8.08 Set-Off of Claims. Bio Dental and Mendoza each agrees that, to the extent provided, respectively, in the Assignment and Release Agreement and the Employment Agreement, Losses as to which Buyer is entitled to indemnification hereunder which remain unsatisfied after Buyer has exhausted its remedies against Seller, may be satisfied solely by reducing the amount of the remaining credit for future purchases to which Bio Dental is entitled, or the amount of the remaining Noncompete Payment (as such term is defined in the Employment Agreement) otherwise payable to Mendoza, all as set forth in
Section 5.2 of the Assignment and Release Agreement, incorporated herein by this reference. Except as so provided in this Section 8.08, Bio Dental and Mendoza shall not be otherwise responsible for such Losses. In the event of any such proposed set-off, the provisions of Section 8.07 hereof shall remain in effect and shall apply to the resolution of any claim, action or proceeding by or involving a third party and Bio Dental and Mendoza shall be deemed to be the "Buyer" thereunder. In such event, Bio Dental and Mendoza agree to use all commercially reasonable efforts to cooperate with each other with respect to any such claim, action or proceeding.

         8.09 Escrow. Bio Dental agrees, to the extent provided in the Escrow Agreement, to indemnify Buyer against Losses, asserted against, resulting to, imposed upon or incurred by Buyer, directly or indirectly, arising out of (i) any breach of any representation or warranty contained in
Section 3.22 of this Agreement, or (ii) out of any matter described in the EPA Letter.

         8.10 Maintenance of Insurance Policies. Seller agrees to maintain the insurance policies set forth on Schedule 8.10 hereto following the Closing through March, 1997, naming Seller, Buyer and Bio Dental as additional insureds.


                                   ARTICLE IX

                                  TERMINATION

         9.01 Events of Termination. This Agreement may be terminated and abandoned at any time prior to the Closing:

                 (a)      by mutual written consent of Buyer, Seller and Bio
         Dental; or

                 (b) by either Buyer, Seller or Bio Dental if the Closing has not occurred prior to July 31, 1996, or such later date as the parties shall mutually approve; or

                 (c) by Buyer if prior to completion of the Closing there shall have been a material breach in any of the representations, warranties or covenants of Seller herein or by Seller if prior to completion of the Closing there shall have been a material breach of any of the representations, warranties or covenants of Buyer contained herein; provided, however, that a party shall not be permitted to terminate this Agreement based upon its own breach.

         9.02 Specific Performance. The parties hereto acknowledge that damages may be an inadequate remedy for breach of this Agreement and that the obligations of the parties shall be specifically enforceable, but the availability of specific performance shall in no way limit the availability of damages.

                                   ARTICLE X

                                 MISCELLANEOUS

         10.01 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         10.02 No Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, provided, however, that without such written consent, Buyer may assign its rights hereunder, in whole or in part, to any corporation or other entity controlled by, controlling, or under common control with Buyer, and Bio Dental may assign its rights hereunder to Zila, Inc., provided that no such assignment will relieve Bio Dental of its obligations hereunder. Notwithstanding any other provision contained herein, Buyer may pledge or grant a security interest in any of its rights under this Agreement to any federal or state chartered lending institution. Any attempted or purported assignment by any party other than in accordance with this Section 10.02 shall be null and void.

         10.03 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed and delivered by such party.

         10.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without regard to conflict of laws principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         10.05 Venue for Suits. The parties agree that any action or proceeding relating in any way to this Agreement or the Related Agreements or the transactions contemplated hereby and thereby shall, if brought against Seller or Bio Dental, be brought and enforced in the Municipal or Superior Court for the County of Sacramento, California or in the United States District Court for the Northern District of California or, if brought against Buyer, in a Missouri State Court or United States District Court sitting in St. Louis, Missouri, and the parties hereby waive any objection to jurisdiction or venue in any such proceeding commenced in or removed to such courts.

         10.06 Survival. The representations, warranties, covenants, indemnities and agreements of the parties to this Agreement contained herein or in any document delivered pursuant to or in connection herewith shall survive the Closing for a period of two years and shall survive any investigation by any other party; provided, however, that representations, warranties and indemnities with respect to claims by third parties (including employees and former employees of Seller and Federal, state or municipal governments or the agencies thereof) shall survive the Closing for the applicable statute of limitations periods relating to such claims.

         10.07 Notices. All notices required to be given under the terms of this Agreement or which any of the parties desires to give hereunder shall be in writing and personally delivered or sent by registered or certified mail, return receipt requested, or sent by telecopier, addressed as follows:

                 (a)      To Seller.  If to Seller addressed to:

                          Denticator International, Inc.
                          11330 Sunrise Park Drive
                          Rancho Cordova, California 95742
                          Attention:  Jose Mendoza
                          Telecopier No.: 916-638-0319


                          Bio Dental Technologies Corp.
                          11291 Sunrise Park Drive
                          Rancho Cordova, California 95742
                          Attention:  Terry Bane
                          Telecopier No.: 916-638-9307


                          and


                          Jose L. Mendoza
                          821 Valvista Way
                          Auburn, California 95603

                 (b)      To Buyer.  If to Buyer addressed to:

                          Young Innovations, Inc.
                          13705 Shoreline Court East
                          Earth City, Missouri  63045
                          Attention:  Michael W. Eggleston
                          Telecopier No.:  314-344-0021

                          Copy to:

                          Armstrong, Teasdale, Schlafly & Davis
                          One Metropolitan Square
                          St. Louis, Missouri  63102-2740
                          Attention:  John L. Gillis, Jr., Esq.
                          Telecopier No.:  314-621-5065

         Any party may designate a change in address at any time upon written notice to the other parties.

         10.08 Amendment and Modification. The Agreement may be amended, modified or supplemented only by a written instrument executed by all of the parties.

         10.09 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but any such waiver or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach.

         10.10 Interpretation. The table of contents and the article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a governmental entity or any department or agency thereof. As used in this Agreement, the term "subsidiary", when used in reference to any other person, shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person. As used in this Agreement, the term "generally accepted accounting principles" means generally accepted accounting principles as in effect and as applied in the United States. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934. When used herein, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates or permits.

         10.11 Entire Agreement. This Agreement and the Related Agreements, including the schedules, exhibits, documents, certificates and instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of any transactions contemplated by this Agreement and the Related Agreements and supersede all prior agreements and understandings between the parties with respect thereto.

         10.12 Termination of Letter of Intent. This Agreement supersedes and replaces in its entirety that certain letter of intent dated January 19, 1996 by and among Seller, Bio Dental and Mendoza, and such letter of intent shall be deemed terminated by all parties thereto as of the Closing Date.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


                                       DENTICATOR INTERNATIONAL, INC.


                                       By: /s/Jose L. Mendoza
                                           -------------------------------
                                       Name:  Jose L. Mendoza
                                            ------------------------------
                                       Its:  President



                                       BIO DENTAL TECHNOLOGIES CORP.


                                       By: /s/Terry E. Bane
                                           -------------------------------
                                       Name:  Terry E. Bane
                                            ------------------------------
                                       Its:  Chief Financial Officer
                                           -------------------------------

                                       /s/Jose L. Mendoza
                                       -----------------------------------
                                       JOSE L. MENDOZA



                                       YOUNG INNOVATIONS, INC.


                                       By: /s/George E. Richmond
                                           -------------------------------
                                       Name:  George E. Richmond
                                            ------------------------------
                                       Its:  President
                                           -------------------------------

                                                                       EXHIBIT A


                        ASSIGNMENT AND RELEASE AGREEMENT


         THIS ASSIGNMENT AND RELEASE AGREEMENT (this "Agreement") is made this 22nd day of July, 1996 by and among BIO DENTAL TECHNOLOGIES CORPORATION, a California corporation ("Bio Dental"), DENTICATOR INTERNATIONAL, INC., a Missouri corporation ("DII"), DENTICATOR INTERNATIONAL, INC., a California corporation (the "Predecessor") and YOUNG INNOVATIONS, INC., a Missouri corporation ("Young").


                                   WITNESSETH

         WHEREAS, Bio Dental and the Predecessor are parties to that certain Exclusive License Agreement dated March 31, 1991, as amended by the Extension and Modification of Exclusive License Agreement dated April 1, 1994, and as further amended on January 19, 1996 (the Exclusive License Agreement, and all amendments thereto being collectively referred to as the "License Agreement");

         WHEREAS, Bio Dental, the Predecessor and Young have entered into that certain Asset Purchase Agreement of even date herewith (the "Purchase Agreement") wherein Young or DII shall purchase certain assets and assume certain liabilities of the Predecessor; and

         WHEREAS, pursuant to the terms and conditions set forth in this Agreement, Bio Dental will sell and convey all of Bio Dental's rights, privileges, interests and claims under the License Agreement to DII, and shall release DII, the Predecessor and Young, and their respective affiliates, from any claims, liabilities, demands, causes of action or suits that Bio Dental or its affiliates may have against such parties arising out of or in any way connected with (i) the License Agreement, or (ii) any other agreement, contract, arrangement, occurrence or transaction, whether written or oral, of any nature whatsoever, between such parties, other than this Agreement, and DII and the Predecessor will similarly release Bio Dental.

         NOW, THEREFORE, in consideration of the premises and the mutual representations hereinafter set forth, the parties hereto hereby agree as follows:


         1. PURCHASE OF RIGHTS; RELEASE OF CLAIMS. Pursuant to the terms and conditions contained herein, and to induce Young and DII to consummate the transactions contemplated by the Purchase Agreement, Bio Dental hereby transfers and conveys to DII all of the rights and interests of Bio Dental under the License Agreement and Bio Dental hereby releases DII, the Predecessor, Young and their respective officers, directors and subsidiaries from any claims, liabilities or amounts owing to Bio Dental through the date hereof arising out of or in any way connected with (i) the License Agreement, or (ii) any other agreement, contract, arrangement, occurrence or transaction, whether written or oral, of any nature whatsoever, between Bio Dental and the Predecessor, other than (w) this Agreement, (x) the Purchase Agreement, (y) other agreements and instruments entered into or executed pursuant to the Purchase Agreement and (z) amounts owing by DII, the Predecessor or Young for goods purchased from Bio Dental in the ordinary course of business. Without limiting the foregoing, Bio Dental hereby expressly acknowledges that upon full execution of this Agreement, Bio Dental shall not have any rights in or receive any royalties from DII's use of the name "Denticator" or the manufacture and distribution of products of DII or the Predecessor. The Predecessor and DII each releases Bio Dental and its officers, directors and subsidiaries from any claims, liabilities or amounts owing to DII through the date hereof arising out of or in any way connected with (i) the License Agreement, or (ii) any other agreement, contract, arrangement, occurrence or transaction, written or oral, of any nature whatsoever, between Bio Dental and the Predecessor, other than (w) this Agreement, (x) the Purchase Agreement, (y) other agreements and instruments entered into or executed pursuant to the Purchase Agreement and (z) amounts owing by Bio Dental to the Predecessor or DII for goods purchased from them in the ordinary course of business. Each of Bio Dental and the Predecessor acknowledges that Bio Dental and the Predecessor have performed fully all of their obligations under the License Agreement.

         2. PURCHASE PRICE; METHOD OF PAYMENT. In consideration of the assignment of rights and interests and the full release described in Section 1 above, and for Bio Dental's non-compete agreement in Section 6, Young hereby makes the following payments and provides the below- defined Product Credit:

                 2.1 CASH PAYMENT. Cash in the amount of Seven Million Four Hundred Forty Nine Thousand Eighty Seven and NO/100 Dollars ($7,449,087.00) paid herewith to Bio Dental.

                 2.2 ESCROW PAYMENT. Cash in the amount of One Hundred Thousand Dollars ($100,0000) paid to The Union Bank of California ("Escrow Agent") pursuant to an Escrow Agreement of even date herewith among Bio Dental, Young and Escrow Agent, said funds to be disbursed by the Escrow Agent according to the terms of the Escrow Agreement.

                 2.3 PRODUCT CREDIT. Young hereby grants a credit (the "Product Credit") to Bio Dental that may be applied by Bio Dental or its subsidiary The Supply House ("Supply House") (or any other subsidiary of Bio Dental) toward future purchases of products from Young or subsidiaries of Young. The Product Credit shall be in an amount equal to the aggregate amounts owing to Bio Dental by the Predecessor at the Closing Date (as defined in the Purchase Agreement), which amounts shall be calculated (i) according to the terms of the License Agreement, and (ii) consistent with the calculation of the amounts owing by the Predecessor to Bio Dental as of March 31, 1996. The Product Credit and Mendoza Payment (as defined in Section 5.2 below) will, however, be reduced, by a ratio of fifty percent (50%) against the Product Credit and fifty percent (50%) against the Mendoza Payment, by the amount (if any) by which the Net Working Capital (as defined below) of the Predecessor as reflected on the balance sheet of the Predecessor as at the Closing Date (the "Closing Balance Sheet") is less than $471,783.00 (the Net Working Capital of the Predecessor at March 31, 1996). For purposes of this provision, the term Net Working Capital means the difference between the current assets and the current liabilities of the Predecessor reflected on its balance sheet, adjusted, however, to (i) delete from such balance sheet all amounts owed by Bio Dental to the Predecessor or by the Predecessor to Bio Dental except amounts owing for goods purchased in the ordinary course of business, and (ii) include in current liabilities all outstanding indebtedness (whether short-term or long-term) of Seller to Bank of California. The Closing Balance Sheet will be prepared by Young and the Predecessor in accordance with generally accepted accounting principles on a basis consistent with the preparation of the balance sheet of the Predecessor as at March 31, 1996.

                 Bio Dental shall be provided reasonable access to the accounting records, supporting schedules and documents of the Predecessor. Bio Dental may review the closing financial statements of the Predecessor, including adjustments and reserves, allowances or accrued liabilities of any kind. If Bio Dental, after reviewing the financial statements, corresponding accounting records, supporting schedules and/or documents of the Predecessor, disagrees with any item or adjustment, Bio Dental shall submit in writing its disagreement to Young. Young shall review the facts and circumstances of the disagreement and shall render a binding decision on the disagreement within fifteen (15) business days.

         3. APPLICATION OF PRODUCT CREDIT. Purchases by Bio Dental or Supply House (or any other subsidiary of Bio Dental) from Young or its affiliates or subsidiaries will be applied against the Product Credit at the prevailing prices in effect at the time of the purchases. Young shall provide to Bio Dental (i) written confirmation acknowledging application of all or a portion of the Product Credit to a specific purchase order, and (ii) quarterly written notification regarding the outstanding remaining balance of the Product Credit.

         4. LIMITATION ON PRODUCT CREDIT. Use of all or a portion of the Product Credit shall not be permitted in an amount by which all shipments exceed in any month $55,000, which is the approximate average historical monthly shipments level to Bio Dental and Supply House from Young and its subsidiaries over the twelve (12) month period ended March 31, 1996; provided, however, that to the extent that the application of the Product Credit by Bio Dental, Supply House and other subsidiaries of Bio Dental is in the aggregate below such amount for any month, application of the Product Credit may exceed such amount by the amount of such difference in a subsequent month. For any such shipments to which the Product Credit cannot be applied because of the foregoing limits, the standard wholesale terms and conditions of Young or its subsidiary with which the order is placed shall apply. The Product Credit shall not include freight, insurance and other charges.

         5.      REDUCTION IN PRODUCT CREDIT FOR INDEMNIFICATION.

                 5.1 EVENT OF REDUCTION. In the event that Young or a subsidiary of Young is entitled to indemnification against Losses (as defined therein) pursuant to Section 8.06 of the Purchase Agreement (the "Indemnification Amount"), Young shall have the right to reduce the then existing amount of the Product Credit by an amount calculated pursuant to Section 5.2 hereof. Young shall also have the right to set off against the Product Credit any amounts owing to Young or its subsidiaries by Bio Dental or its subsidiaries. In the event that Young exercises such right of set-off, Young shall provide written notification to Bio Dental of such action, and of the amount of such set-off.

                 5.2 CALCULATION OF AMOUNT OF SET-OFF. If, at the time Young is entitled to reduce the Product Credit pursuant to Section 5.1, Jose L. Mendoza ("Mendoza") is still entitled to receive all or a portion of the Three Hundred Five Thousand Dollar ($305,000) payment described in Section 4.3 of the Employment and Noncompetition Agreement between Mendoza and a subsidiary of Young (the "Mendoza Payment"), then the Indemnification Amount shall be charged against the Product Credit and the Mendoza Payment in the ratio of seventy-five percent (75%) against the Product Credit and twenty-five percent (25%) against the Mendoza Payment. The Indemnification Amount charged against (i) the Mendoza Payment shall not exceed the remaining Mendoza Payment and Mendoza's liability under this Agreement is limited to the remaining balance of the Mendoza Payment and (ii) the Product Credit shall not exceed the remaining Product Credit and Bio Dental's liability is limited to the remaining balance of the Product Credit. If a portion of the Indemnification Amount still remains unsatisfied because the Mendoza Payment or the Product Credit has been fully satisfied, the remaining Product Credit or Mendoza Payment, respectively, as the case may be, shall be reduced by such amount. At such time as the Product Credit or Mendoza Payment has been satisfied in full and Young remains entitled to set-off pursuant to Section 8.08 of the Purchase Agreement, the remaining Mendoza Payment or Product Credit, respectively, as the case may be, shall be reduced by one hundred percent (100%) of the Indemnification Amount.

         6. NONCOMPETITION AGREEMENT. For a period of two (2) years after the effective date of this Agreement, Bio Dental shall not, and shall cause its subsidiaries not to, within North America, directly or indirectly, compete with Young or a subsidiary of Young in manufacturing, licensing others to manufacture or selling under private label any products, including prophy angles, which are the same, substantially similar to or in direct competition with any products manufactured, sold or distributed by the Predecessor prior to the Closing Date. Notwithstanding the above, Bio Dental and its subsidiaries shall be permitted to (i) sell and distribute such products manufactured by others, but not those products listed on Schedule 6.1 hereto, which are sold under the name of Bio Dental or of any affiliate of Bio Dental unless and to the extent Bio Dental or its affiliate sold such products under its name pursuant to private label arrangements in effect prior to May 31, 1996; and (ii) sell and distribute such products pursuant to arrangements with Young or any affiliates of Young.

         7. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written instrument executed by all of the parties hereto.

         8. ASSIGNMENT. Nothing contained in this Agreement shall be construed to permit the assignment or delegation by any party hereto of any rights or obligations hereunder and such assignment is expressly prohibited without the written consent of the other parties hereto. Notwithstanding the foregoing, however, Bio Dental shall be permitted to assign its rights and obligations hereunder to Zila, Inc. without the consent of the other parties hereto; provided, however, that such assignment shall not relieve Bio Dental of any of its obligations or duties hereunder nor shall such assignment affect Young's rights hereunder including, without limitation, Young's right to reduce the Product Credit pursuant to Section 5.1 hereof. Notwithstanding any other provision contained herein, Young and DII may pledge or grant a security interest in any of their rights under this Agreement to any federal or state chartered lending institution.

         9. SEVERABILITY. If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, the remainder of this Agreement and the application of any term or provision to persons and circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and all other terms shall be valid and enforceable to the fullest extent permitted by law.

         10. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto and it supersedes all prior agreements and understandings between the parties hereto with respect thereto.

         11. GOVERNING LAW. This Agreement shall be governed by the internal laws of the State of California, without regard to conflict of law principles.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


 DENTICATOR INTERNATIONAL, INC.,       BIO DENTAL TECHNOLOGIES CORPORATION,
 a Missouri corporation                a California corporation


 By:   /s/ George E. Richmond          By:  /s/ Terry E. Bane
    ------------------------------        --------------------------------
 Name:
      George E. Richmond                    Terry E. Bane
    ------------------------------        --------------------------------
 Its:                                  Its:
      Vice President                        Chief Financial Officer
    ------------------------------        --------------------------------


 DENTICATOR INTERNATIONAL, INC.,       YOUNG INNOVATIONS, INC.,
 a California corporation              a Missouri corporation


 By:   /s/ Jose L. Mendoza             By:  /s/ George E. Richmond
    ------------------------------        --------------------------------
 Name:                                 Name:
      Jose L. Mendoza                       George E. Richmond
     -----------------------------        --------------------------------
 Its:                                  Its:
      President                             President
     -----------------------------        --------------------------------

SCHEDULE 6.1


BIO DENTAL PRIVATE LABEL DISTRIBUTION - PROHIBITED PRODUCTS:


         Prophy Angles

         Prophy Cups

         Prophy Paste

         Disposable Surgical Aspirators

                                                                       EXHIBIT B

                    EMPLOYMENT AND NONCOMPETITION AGREEMENT


         THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT ("Agreement") is made this 22nd day of July, 1996, by and between DENTICATOR INTERNATIONAL, INC., a Missouri corporation ("Corporation") and JOSE L. MENDOZA, an individual residing at 821 Valvista Way, Auburn, California 95603 ("Employee").


                                  WITNESSETH:

         WHEREAS, Corporation is principally engaged in the business of manufacturing and distributing dental products, and Employee has substantial experience in such industry, and has been the principal executive officer of Corporation's predecessor for approximately five (5) years;

         WHEREAS, Employee desires to be employed by Corporation and Corporation desires to secure Employee's services; and

         WHEREAS, employee has executed an Agreement to Assign Inventions dated as of the date hereof, in form and in substance satisfactory to Corporation, a copy of which is attached hereto as Exhibit A.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein contained, the adequacy of which is hereby acknowledged, Corporation and Employee hereby agree as follows.

                                 I.  EMPLOYMENT

         Corporation employs Employee, and Employee accepts employment by Corporation, upon all of the terms and conditions set out in this Agreement.

                            II. POSITIONS AND DUTIES

         2.1 POSITIONS. Employee shall serve as President and Chief Executive Officer of Corporation during the term of this Agreement.

         2.2 DUTIES, RESPONSIBILITIES AND INVOLVEMENT. Employee's duties, responsibilities and involvement shall include, without limitation, the supervision and oversight of the day to day operations of Corporation, including the performance of all duties typically vested in the chief executive officer of a corporation, all to the extent and in the manner prescribed by the Bylaws of Corporation and the Board of Directors of Corporation. Employee shall report to the Board of Directors of Corporation.

         2.3 COMMITMENT TO CORPORATION. Employee shall devote his full business time, attention and energies to the business of Corporation and to the performance of his responsibilities hereunder, provided, however, that Employee may devote a portion of his time to other business interests, so long as such interests do not unreasonably interfere with Employee's performance of his obligations hereunder.

         2.4 COMPLIANCE. Employee agrees to abide by the Articles of Incorporation and By-Laws of Corporation and such reasonable directions as are given from time to time by the Board of Directors of Corporation which are not inconsistent with this Agreement.

                            III.  TERM OF EMPLOYMENT

         3.1 TERM. The term of Employee's employment under this Agreement (the "Term") shall commence on July 22, 1996, and shall continue for a period of three (3) years until midnight on July 21, 1999, unless sooner terminated as provided in this Agreement; provided that the Term will be automatically extended for successive one (1) year periods on each termination date unless, at least sixty (60) days prior to such termination date, either party notifies the other party in writing that this Agreement will be terminated on such termination date.

                               IV.  COMPENSATION

         4.1 BASE PAY. For all services rendered by Employee to Corporation in any capacity, Employee shall be entitled to receive compensation at the rate determined in accordance with the provisions of the attached Schedule 4.1 ("Base Pay"). Such compensation shall be payable in accordance with Corporation's normal payroll procedures as determined from time to time by the Board of Directors of Corporation.

         4.2 WITHHOLDING. All payments of compensation shall be less such amounts as are required to be withheld by federal, state or local law.

         4.3 ADDITIONAL COMPENSATION. As consideration for the noncompetition provisions contained in Article XII of this Agreement, Employee shall be entitled to receive cash in the amount of, in the aggregate, Three Hundred Five Thousand Dollars ($305,000) (the "Noncompete Payment"). Employee shall receive the Noncompete Payment in four (4) equal installments of Seventy Six Thousand Two Hundred Fifty Dollars ($76,250) commencing on July 22, 1996, and thereafter on October 22, 1996, January 22, 1997 and April 22, 1997.

                 4.3.1  REDUCTIONS TO NONCOMPETE PAYMENT.

                          4.3.1.1 REDUCTION PURSUANT TO INDEMNIFICATION CLAIMS.
                 In the event that Young Innovations, Inc., a Missouri corporation ("Young") or an affiliate of Young, is entitled to receive any amounts pursuant to the indemnification provisions contained in that certain Asset Purchase Agreement dated July 22, 1996 by and among Employee, Young, Bio Dental Technologies Corp. ("Bio Dental") and Denticator International, Inc. (the "Indemnification Amount"), and Employee is still entitled to receive all or a portion of the Noncompete Payment, then, to the extent possible, twenty-five percent (25%) of the Indemnification Amount shall be charged against the Noncompete Payment. The Indemnification Amount charged against the Noncompete Payment, however, shall in no event exceed the remaining unpaid balance of the Noncompete Payment and Employee's liability under this Section 4.3.1.1 shall be limited to the remaining unpaid balance of the Noncompete Payment.

                          4.3.1.2 REDUCTION PURSUANT TO CHANGES IN NET WORKING CAPITAL. In the event that the Net Working Capital (as defined below) of Denticator International, Inc., a California corporation and the predecessor to Corporation ("Denticator"), as reflected on the balance sheet of Denticator dated as of July 22, 1996, is less than

         $471,783.00 (the Net Working Capital of Denticator at March 31, 1996), then, to the extent possible, fifty percent (50%) of such difference shall be charged against the Noncompete Payment. For purposes of this provision, the term Net Working Capital means the difference between the current assets and the current liabilities of Denticator reflected on its balance sheet, adjusted, however, to (i) delete from such balance sheet all amounts owed by Bio Dental to Denticator or by Denticator to Bio Dental except amounts owing for goods purchased in the ordinary course of business, and (ii) include in current liabilities all outstanding indebtedness (whether short-term or long-term) of Seller to Bank of California. The amount charged against the Noncompete Payment pursuant to this provision, however, shall in no event exceed the remaining unpaid balance of the Noncompete Payment and Employee's liability under this Section 4.3.1.2 shall be limited to the remaining unpaid balance of the Noncompete Payment.

                           V.  BONUS STOCK; INSURANCE

         5.1 PERFORMANCE BASED BONUS STOCK; SHAREHOLDER AGREEMENT. Pursuant to the terms of this Agreement, Employee shall be entitled to receive shares of the common stock (the "Bonus Stock") of Young with a value, in the aggregate, of Eight Hundred Thousand Dollars ($800,000), with such valuation being measured at the time Employee becomes entitled to receive the Bonus Stock. Prior to, and as a condition to, receiving the Bonus Stock, Employee shall have executed a Shareholder Agreement (the "Shareholder Agreement") in substantially the form of Exhibit B attached hereto.

         5.2 RECEIPT OF BONUS STOCK. Employee shall be entitled to receive the Bonus Stock on July 22, 1998 (the "Granting Date").

         5.3 VALUATION OF SHARES. On the Granting Date, Corporation shall perform a valuation in accordance with the following to determine the then applicable value of the common stock of Young:

         (a) If, on the Granting Date, the common stock of Young is listed on a national securities exchange, the value of such common stock shall be the closing price of the common stock of Young on such exchange on the last trading date prior to the Granting Date;

         (b) If, on the Granting Date, the common stock of Young is quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the value of such common stock shall be the last reported sale price prior to the Granting Date;

         (c) If, on the Granting Date, the common stock of Young is not listed on a national securities exchange or quoted on NASDAQ, but an active trading market exists with respect to such common stock, the value of such common stock shall be the last reported sale price in such market prior to the Granting Date; or

         (d) If neither (a), (b) or (c) above shall apply, the value of the common stock of Young shall be determined as follows:

                          1. By mutual agreement between Corporation and Employee as to the value of such common stock.

                          2. If Corporation and Employee cannot reach mutual agreement as to the value of the common stock of Young, then an independent appraiser or valuation firm that is acceptable to both Corporation and Employee shall be engaged to establish the value of such common stock, and such valuation shall be conclusive and binding upon Corporation and Employee.

                          3. If Corporation and Employee cannot mutually agree to the value of the common stock of Young or as to a mutually acceptable appraiser or valuation firm, then Corporation and Employee shall each select a qualified independent appraiser or valuation firm, who in turn shall select a third independent appraiser or valuation firm who shall be responsible for determining the value of the such common stock, and such valuation shall be conclusive and binding upon Corporation and Employee.

         In the event that the value of the common stock of Young is determined pursuant to Subparagraph (d) above, the costs of such valuation shall be divided equally between Corporation and Employee.

         The determination of value of the common stock of Young pursuant to subparagraphs (a), (b) and (c) above shall be made in good faith by Young's Board of Directors, whose decision shall be final and binding on all parties.

         5.4 CALCULATION OF NUMBER OF SHARES. Employee shall be entitled to receive that number of shares of Bonus Stock (rounded down to the nearest whole share with Employee receiving cash in lieu of any fractional share) as determined by dividing Eight Hundred Thousand Dollars ($800,000) by the per share price of common stock of Young as determined pursuant to Section 5.3.

         5.5 REPURCHASE BY CORPORATION. Employee shall have the right to require Corporation to repurchase from Employee up to forty percent (40%) of the Bonus Stock (rounded down to the nearest whole share) distributed to Employee on the Granting Date. Employee shall provide written notice to Corporation of Employee's intention to exercise such right at least ten (10) days prior to the Granting date and such notice shall state what percentage of the Bonus Stock that Corporation shall be required to repurchase. Corporation shall, within five (5) days after the completion of the valuation pursuant to
Section 5.3 hereof, repurchase such Bonus Stock. The repurchase price of each share of the Bonus Stock repurchased shall be the same price per share at which the Bonus Stock was valued with respect to the Granting Date. Upon such repurchase, Corporation shall deliver to Employee its check for the repurchased Bonus Stock, together with a certificate for the number of shares of Bonus Stock to be received by Employee.

         5.6 RESTRICTIONS ON TRANSFER UNDER SHAREHOLDER AGREEMENT. Employee recognizes that so long as Young is not required to file reports with the Securities and Exchange Commission pursuant to Sections 13 or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act"), Employee shall be subject to the terms and conditions of the Shareholder Agreement, and Employee may not, except under certain circumstances, sell, transfer or otherwise dispose of the Bonus Stock.

         5.7 STOCK UNREGISTERED; SECURITIES ACT MATTERS. Employee has been advised by Corporation that (i) the Bonus Shares have not been registered under the Securities Act of 1933 (the "Securities Act"); (ii) the Bonus Shares may not be sold, transferred or otherwise disposed of by Employee unless the offer and sale of the Bonus Shares is subsequently registered under the Securities Act or an exemption from such registration is available; (iii) there is not currently any public market for the Bonus Shares; (iv) Rule 144 promulgated under the Securities Act is not available to authorize the sale by Employee at this time of any securities of Corporation including the Bonus Shares and Corporation has made no representation as to the future availability of such Rule for such a purpose; (v) when and if the Bonus Shares may be disposed of without registration under the Securities Act in reliance on Rule 144, such disposition can be made only in accordance with the terms and conditions of such Rule; (vi) if the Rule 144 exemption is not available, public offer or sale without registration will require the availability of an exemption under the Securities Act; (vii) a restrictive legend in the form heretofore set forth will be placed on the certificates representing the Bonus Shares; and (viii) a notation will be made in the appropriate records of Young indicating that the Bonus Shares are subject to restriction on transfer and, if Young should at some time in the future engage the services of a stock transfer agent, appropriate stop transfer restrictions will be issued to such transfer agent with respect to the Bonus Shares.

         5.8 LEGENDS. Any certificate representing Bonus Stock issued pursuant to this Article V shall bear the following legends:

                 "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

                 "THIS CERTIFICATE MAY BE SOLD OR TRANSFERRED ONLY UPON COMPLIANCE WITH THE TERMS AND CONDITIONS OF AN AGREEMENT DATED __________, 1998, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION."

         5.9 TERM LIFE INSURANCE. Corporation shall purchase and keep in effect until the Granting Date a term life insurance policy on the life of Mendoza in the amount of $800,000 (the "Policy"), with the beneficiary to be named by Mendoza; provided, that if Mendoza does not name a beneficiary, Mendoza's spouse shall be the beneficiary. Notwithstanding the foregoing sentence, Corporation shall not be obligated to purchase the Policy if the life of Mendoza is, for any reason, not insurable, or not insurable for premiums less than $5,000 per year.

                              VI.  FRINGE BENEFITS

         Employee shall be entitled to participate with other employees of Corporation, so long as Employee meets the applicable eligibility requirements, in such employee fringe benefit plans as may be authorized and adopted from time to time by the Board of Directors of Corporation. Corporation may furnish, withdraw or modify such other benefits for Employee as the Board of Directors of Corporation shall determine from time to time within its discretion.

                                 VII.  EXPENSES

         Reasonable expenses incurred and paid by Employee for promoting the business of Corporation, including expenses for transportation, promotion, entertainment, travel, telephone, and similar items, shall be subject to reimbursement to the extent authorized for reimbursement by Corporation in accordance with reasonable rules and regulations adopted by the Board of Directors. Such expenses as are so authorized for reimbursement shall be paid for by Corporation or reimbursed to Employee upon Employee's presenting to Corporation an itemized expense statement with respect thereto.

                            VIII.  DEATH OF EMPLOYEE

         In the event of Employee's death during the Term of this Agreement (whether Employee is then actively engaged in the performance of services for Corporation or is being compensated for disability), this Agreement shall terminate immediately and Employee's estate shall be entitled to receive from Corporation, in full satisfaction of Corporation's obligations to Employee, a lump sum in an amount equal to the Base Pay due Employee up to the date of Employee's death plus any portion of the Noncompete Payment that has not been paid to Employee. In the event of Employee's death prior to the Granting Date, Employee's estate shall not be entitled to receive any portion of the Bonus Stock or cash in lieu of the Bonus Stock.

                         IX.  TERMINATION OF EMPLOYMENT

         9.1 TERMINATION BY CORPORATION. Corporation may terminate Employee's employment pursuant to this Agreement as follows:

                 A. TERMINATION UPON DISABILITY. The Board of Directors of Corporation may terminate Employee's employment hereunder if, as a result of Employee's incapacity resulting from physical or mental illness, Employee shall have been unable to perform his duties hereunder for a period of more than sixty (60) consecutive days or one hundred twenty (120) days, whether or not consecutive, during any twelve-month period.

                 B. TERMINATION FOR CAUSE. The Board of Directors of Corporation may terminate Employee's employment hereunder without any prior notice for "Cause" only upon commission by Employee of a crime of moral turpitude or the willful and continued failure by Employee to perform his duties to Corporation, including, without limitation, the commission by Employee of acts of gross negligence, dishonesty or misconduct, and/or failure to comply with his obligations under this Agreement (other than any such failure resulting from incapacity due to mental or physical illness) after a demand in writing for performance is delivered by the Board of Directors of Corporation, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties to Corporation or complied with his obligations under this Agreement.

                 C. EFFECT OF TERMINATION UNDER SUBSECTION (A). In the event that Employee's employment terminates as a result of a disability pursuant to Subsection (A) above, Corporation shall pay to Employee or Employee's representatives, in full satisfaction of its obligations to Employee, a lump sum payment equal to the sum of (i) the Base Pay due Employee through the date of termination pursuant to Subsection (A) above, (ii) any portion of the Noncompete Payment that has not been paid to Employee and (iii) if such termination occurs prior to the Granting Date, cash equal to $800,000 times a fraction, the numerator of which is the number of days between the date of this Agreement and the date of such termination, and the denominator of which is 730.

                 D. EFFECT OF TERMINATION UNDER SUBSECTION (B). In the event that Employee's employment is terminated at any time by the Board of Directors of Corporation pursuant to Subsection (B) above, Corporation shall pay Employee, in full satisfaction of its obligations to Employee, all Base Pay due Employee up through the date such termination occurs and any portion of the Noncompete Payment that has not been paid to Employee.

         9.2 TERMINATION BY EMPLOYEE. Employee may terminate Employee's employment pursuant to this Agreement in the event that Corporation, during the Term of this Agreement, has failed to perform its obligations hereunder, and has not cured such failure within sixty (60) days after written notice by Employee of such failure.

         In the event of any termination by Employee pursuant to this Section 9.2, or by Corporation other than pursuant to Article VIII or Section 9.1, Corporation shall pay Employee as full satisfaction of its obligations to Employee the Base Pay owed to Employee by Corporation through the date of such termination plus a lump sum equal to the sum of the aggregate amount of (i) Employee's Base pay for the lesser of (y) twelve (12) months, or (z) the remainder of the Term as if the Agreement had not been so terminated; (ii) the unpaid balance, if any, of the Noncompete Payment; and (iii) if such termination occurs prior to the Granting Date, then either (y) cash, in lieu of the Bonus Stock, in an amount equal to Four Hundred Thousand Dollars ($400,000), if such termination occurs during the first twelve (12) month period of the Term, or (z) cash, in lieu of the Bonus Stock, in an amount equal to Eight Hundred Thousand Dollars ($800,000), if such termination occurs during the second twelve (12) month period of the Term.

         In the event of any termination by Employee other than pursuant to this Section 9.2, Corporation shall pay Employee, in full satisfaction of its obligations to Employee, all Base Pay due Employee up through the date of such termination.

         9.3 COOPERATION BY EMPLOYEE. Following any such notice of termination, Employee shall fully cooperate with Corporation in all matters relating to the winding up of Employee's pending work on behalf of Corporation and the orderly transfer of any such pending work to such other employees of Corporation as may be designated by Corporation; and to that end, Corporation shall be entitled to such full-time or part-time services of Employee as Corporation may reasonably require during all or any part of the period from the time of giving any such notice until the effective date of such termination.

                             X.  FILES AND RECORDS

         All files, records, reports and other documents concerning customers of Corporation or any of its Affiliates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act), including, without limitation, clients and customers consulted, interviewed or served by Employee during the term of this Agreement shall belong to and remain the property of Corporation or its Affiliates.

                         XI.  CONFIDENTIAL INFORMATION

         11.1 NONDISCLOSURE BY EMPLOYEE. Employee will not, except for the purpose of benefiting Corporation or its Affiliates, during Employee's employment with Corporation, and Employee will not under any circumstances at any time after termination of Employee's employment, directly or indirectly, use for himself or others, or disclose, communicate, divulge, furnish to, or convey to, any other person, firm or corporation, any secret or confidential information, knowledge or data of Corporation or its Affiliates or that of third parties obtained by Employee during the period of his employment with Corporation and such information, knowledge or data includes, without limitation, the following:

         (a) Secret or confidential matters of a technical nature such as, but not limited to, methods, know-how, formulae, compositions, processes, discoveries, manufacturing techniques, inventions, computer programs, and similar items or research projects involving such items;

         (b) Secret or confidential matters of a business nature such as, but not limited to, information about costs, purchasing, profits, market, sales or customers; or

         (c) Secret or confidential matters pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising.

         11.2 SURRENDER OF INFORMATION. Employee, upon termination of his employment with Corporation, or at any other time upon Corporation's written request, shall deliver promptly to Corporation all letters, notes, notebooks, reports, computer programs and similar items, memoranda, lists of customers and all other materials and copies thereof relating in any way to Corporation's or its Affiliates' business which contain confidential information and which were in any way obtained by Employee during the term of his employment with Corporation which are in his possession or under his control. Employee will not make or retain any copies of any of the foregoing and will so represent to Corporation upon termination of his employment.

         11.3 NOTIFICATION OF SUBSEQUENT EMPLOYERS. Corporation may notify any person, firm or corporation employing Employee or evidencing an intention to employ Employee as to the existence and provisions of this Agreement.

         11.4 REMEDIES. Employee understands and acknowledges that such confidential information or other commercial ideas mentioned herein are unique and that the disclosure or use of such matters or any other secret or confidential information other than in furtherance of the business of Corporation would reasonably be expected to result in irreparable harm to Corporation or its Affiliates and that in addition to whatever other remedies Corporation and/or its successors or assigns may have at law or in equity, Employee specifically covenants and agrees that, in the event of default under or breach of this Agreement, Corporation and/or its successors and assigns shall be entitled to apply to any court of competent jurisdiction to enjoin any breach, threatened or actual, of the foregoing covenants and promises by Employee, and/or to sue to obtain damages for default under or any breach of this Agreement. In the event of default under or breach of this Agreement, Employee hereby agrees to pay all costs of enforcement and collection of any and all remedies and damages under this Agreement, including reasonable attorneys' fees as determined by a court of competent jurisdiction.

                        XII.  LIMITATION ON COMPETITION

         12.1 NONCOMPETITION AGREEMENT. During the period of employment and for a period of two (2) years after expiration or termination of this Agreement for any reason, Employee shall not, within North America, directly or indirectly, as an owner, employee, consultant, sole proprietor or otherwise, individually or collectively, acquire an interest in, become an employee of, or consultant to, a person, corporation or other entity which engages in manufacturing, marketing, licensing others to manufacture or market or otherwise engages in a business substantially similar to that of Corporation or its Affiliates, including, without limitation, a dental manufacturing or distribution business. Employee agrees that the geographic area, in light of the character of the industry, and the duration of this limitation, are reasonable under the circumstances, considering Employee's position with Corporation and other relevant factors.

         12.2 NONSOLICITATION AGREEMENT. Employee will not, either during employment and for a period of two (2) years after expiration or termination of this Agreement for any reason, directly or indirectly, either for himself or for any other person, firm, or corporation, take any action or perform any services which are designed to or in fact does call upon, compete for, solicit, divert, or take away, or attempt to divert or take away, any of the customers of Corporation or its Affiliates. This prohibition includes customers existing at the present time or past customers solicited, sold to, or served by Corporation or its Affiliates during the lesser of (i) the period of Employee's employment by Corporation, or (ii) two (2) years.

         12.3 NON-HIRE AGREEMENT. Employee will not, either during employment and for a period of two (2) years after expiration or termination of this Agreement for any reason, directly or indirectly, either for himself or for any other person, firm or corporation, induce, employ or attempt to employ any person who is at that time, or has been within six (6) months immediately prior thereto, employed by Corporation or its Affiliates.

         12.4 REMEDIES. It is further agreed that, if Employee shall violate the foregoing prohibitions, Corporation shall be entitled to seek specific performance of these covenants, and Employee shall pay all costs and attorneys' fees, as determined by a court of competent jurisdiction, incurred by Corporation in enforcing the aforesaid covenants if Corporation is successful in so doing after a final adjudication of the matter. If any of the foregoing covenants is not enforceable to the full extent provided, it shall be and remain enforceable to the extent permitted by law, and a court is authorized by the parties to modify such covenant to make it reasonable and, as so modified, enforce it.

         12.5 TERMINATION OF PROVISIONS. Notwithstanding the provisions hereof regarding termination of this Agreement, the provisions of this Article XII shall remain in full force and effect (including any extensions or renewals provided for hereunder). However, in the event that this Agreement is terminated as a result of Corporation filing for bankruptcy, having an involuntary bankruptcy or receivership petition filed against Corporation which is not dismissed within sixty (60) days, ceasing operations, dissolving or becoming insolvent, the provisions of this Article shall be null and void.

                               XIII.  ARBITRATION

         Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association at a mutually convenient location agreed to by the parties or the arbitrators, and the parties hereby agree to be bound by the results thereof. Each party shall choose one arbitrator and a third arbitrator shall be chosen by the two arbitrators so chosen by the parties. A judgment upon any award rendered by a majority opinion of the arbitrators so chosen may be entered in any court having jurisdiction thereof.

                            XIV.  GENERAL PROVISIONS

         14.1 WAIVER. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

         14.2 SEVERABILITY. Should any one or more sections of this Agreement be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining sections contained herein shall not in any way be affected or impaired thereby. In addition, if any section hereof is found to be partially enforceable, then it shall be enforced to that extent.

         14.3 NOTICES. Any and all notices required or permitted to be given under this Agreement shall be sufficient if furnished in writing and personally delivered or sent by registered or certified mail to the last known residence address of Employee or to Corporation c/o Young at its principal office at 13705 Shoreline Court East, Earth City, Missouri 63045, or such other place as it may subsequently designate in writing.

         14.4 GOVERNING LAW. This Agreement shall be interpreted, construed and governed according to the internal laws of the State of California.

         14.5 SECTION HEADINGS. The section headings contained in this Agreement are for convenience only and shall in no manner be construed to limit or define the terms of this Agreement.

         14.6 COUNTERPARTS. This Agreement shall be executed in two or more counterparts, each of which shall be deemed an original and together they shall constitute one and the same Agreement, with at least one counterpart being delivered to each party hereto.

         14.7 ASSIGNABILITY. Neither party shall have the right to assign this Agreement without the consent of the other party.

         14.8 SUCCESSORS AND ASSIGNS BOUND. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

         14.9 ENTIRE AGREEMENT. This is the entire and only agreement between the parties respecting the subject matter hereof. This Agreement may be modified only by a written instrument executed by all parties hereto.

         IN WITNESS WHEREOF, Corporation has caused this Agreement to be executed by a duly authorized officer, and Employee has executed this Agreement as of the date first written above.

         THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


                                       DENTICATOR INTERNATIONAL, INC.



                                       By:
                                          --------------------------------
                                       Name:
                                            ------------------------------

                                       Its: ------------------------------

                                       EMPLOYEE:


                                       -----------------------------------
                                       JOSE L. MENDOZA

                    ACKNOWLEDGEMENT OF LIMITED PARTICIPATION

         The undersigned, Young Innovations, Inc., a Missouri corporation, hereby acknowledges and agrees that it shall be a party to this Agreement only with respect to Article V hereof, and hereby agrees to be bound by the terms and conditions contained in Article V.


                                       YOUNG INNOVATIONS, INC.




                                       By:
                                          --------------------------------
                                       Name:
                                            ------------------------------
                                       Its:
                                            ------------------------------

                                  SCHEDULE 4.1


         This constitutes Schedule 4.1 to the Employment and Noncompetition Agreement dated July 22, 1996 between DENTICATOR INTERNATIONAL, INC., a Missouri corporation ("Corporation") and JOSE L. MENDOZA, an individual residing at 821 Valvista Way, Auburn, California 95603 ("Employee").


                                  COMPENSATION

         Employee shall receive, as Base Pay, One Hundred Twenty Thousand Dollars ($120,000.00) per year.

                                                                       EXHIBIT C


                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT (this "Agreement") is made this 22nd day of July, 1996 by and among YOUNG INNOVATIONS, INC., a Missouri corporation ("Young"), BIO DENTAL TECHNOLOGIES CORP., a California corporation ("Bio Dental"), and THE UNION BANK OF CALIFORNIA (the "Escrow Agent").

         WHEREAS, Young and Bio Dental are parties to that certain Asset Purchase Agreement dated July 22, 1996 (the "Purchase Agreement"), pursuant to which Young is purchasing substantially all of the assets of Denticator International, Inc., a California corporation ("Denticator"), and pursuant to which Bio Dental shall receive a portion of the consideration for selling and conveying to Young, or a subsidiary of Young, all of Bio Dental's rights, privileges, interests and claims under that certain Exclusive License Agreement between Bio Dental and Denticator dated March 31, 1991, as amended.

         WHEREAS, pursuant to the Purchase Agreement, Young is required to deposit with the Escrow Agent a portion of the consideration payable to Bio Dental; and

         WHEREAS, the Escrow Agent has accepted such agency and agreed to hold such funds in accordance with and subject to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto agree as follows:

         1.      Establishment of Escrow Account; Purpose.

                 (a) Establishment. The Escrow Agent shall establish at its offices located at San Francisco, California an escrow account (the "Escrow Account") and shall cause all funds deposited into the Escrow Account to be held, invested and distributed in accordance with the terms of this Agreement. The amount deposited into the Escrow Account, together with any proceeds of investments thereof, that may be held in the Escrow Account from time to time are hereinafter referred to collectively as "Escrow Funds." The Escrow Agent shall keep appropriate records to reflect the current value from time to time of the Escrow Funds, including appropriate adjustments for disbursements and income earned or losses in respect thereof.

                 (b) Purpose of Escrow Account. The sole purpose of the Escrow Account is to provide a fund against which Young may assert claims for indemnification under Article VIII of the Purchase Agreement for (i) a breach by Seller of Seller's representations and warranties regarding certain environmental matters contained in
         Section 3.22 of the Purchase Agreement, and (ii) any Losses (as such term is defined in the Purchase Agreement) which arise out of the matters discussed in the letter from the Environmental Protection Agency to Denticator dated January 11, 1996. Young shall not be permitted to make claims against the Escrow Account for any other matters.

         2. Delivery of Escrow Funds. At Closing (as defined in the Purchase Agreement) Young shall deliver or cause to be delivered to the Escrow Agent in accordance with the terms of the Purchase Agreement, cash in the amount of One Hundred Thousand Dollars ($100,000) to be deposited into the Escrow Account.

         3. Investment of Escrow Funds. The Escrow Funds shall be invested and reinvested by the Escrow Agent in such amounts and in such manner as Bio Dental shall instruct the Escrow Agent from time to time in writing; provided, however, that the Escrow Agent shall only invest the Escrow Funds in those types of investments set forth on Exhibit A hereto. If the Escrow Agent has not received instructions from Bio Dental prior to fifteen (15) days of the expiration of the term of any instrument in which Escrow Funds are invested, the Escrow Agent shall invest such Escrow Funds in instruments of the same or of a substantially similar type as the instruments set forth on Exhibit A hereto. Except as provided above, the Escrow Agent shall not be required to invest any funds held hereunder unless requested by Bio Dental as provided herein.

         4. Release of Escrow Funds. The Escrow Agent shall release the Escrow Funds as follows:

                 (a) Release Upon Mutual Written Instructions. Young and Bio Dental may execute and deliver to the Escrow Agent written instructions ("Mutual Written Instructions"), and the Escrow Agent shall promptly upon receipt thereof disburse all or a portion of the Escrow Funds in the Escrow Account as provided in such Mutual Written Instructions.

                 (b) Release Upon Young Claim Notice. If Young shall have delivered to the Escrow Agent one or more written notices (each a "Young Claim Notice") stating that all or a portion of the Escrow Funds in the Escrow Account specified in such notice or notices should be released to Young because Young has made a claim against Bio Dental under the Purchase Agreement for such amount or amounts, the Escrow Agent shall retain such amount or amounts until the same are released pursuant to subsections (c) or (e) hereof. Young shall deliver to Bio Dental a copy of each Young Claim Notice on or prior to the date of the delivery thereof to the Escrow Agent, and the Escrow Agent shall also deliver a copy thereof to Bio Dental promptly after receipt from Young.

                 (c) Release to Young. Unless the Escrow Agent shall have received a Bio Dental Hold Notice as defined in Section 4(d) below within thirty (30) days following receipt by the Escrow Agent of a Young Claim Notice, the Escrow Agent shall promptly thereafter release to Young such portion of the Escrow Account as is claimed by Young in such Young Claim Notice.

                 (d) Bio Dental Hold Notice; Disputed Amounts. If, within thirty (30) days of the Escrow Agent's receipt of a Young Claim Notice pursuant to Section 4(b) above, Bio Dental shall have delivered to the Escrow Agent written notice (a "Bio Dental Hold Notice") stating that all or a portion of the Escrow Account specified in such Young Claim Notice should not be released to Young, then the Escrow Agent shall not release such disputed amounts until the occurrence of one of the two events contemplated in Section 4(e) hereof. Bio Dental shall deliver to Young a copy of such Bio Dental Hold Notice on or prior to the date of the delivery thereof to the Escrow Agent and the Escrow Agent shall also deliver a copy of such Bio Dental Hold Notice to Young promptly after receipt thereof from Bio Dental.

                 (e) Release After a Bio Dental Hold Notice. In the event that the Escrow Agent receives a Bio Dental Hold Notice as contemplated by Section 4(d) hereof, that portion of the Escrow Account that is in dispute as reflected in such Bio Dental Hold Notice shall be held by the Escrow Agent until the occurrence of one of the following events:

                          (1) receipt by the Escrow Agent of Mutual Written Instructions signed by Young and Bio Dental instructing the Escrow Agent to release the disputed portion of the Escrow Funds to such party or parties and in such amount or amounts as is specified in such Mutual Written Instructions; or

                          (2) receipt by the Escrow Agent of a written notice (a "Certified Judgment Notice") from Young or Bio Dental certifying that a final court judgment with respect to the claim covered by Young Claim Notice is attached to such Certified Judgment Notice, in which case the Escrow Agent shall distribute the disputed portion of the Escrow Funds in accordance with such judgment, unless within fifteen (15) days of the Escrow Agent's receipt of a Certified Judgment Notice, the Escrow Agent receives a written notice (an "Appeal Notice") from the party not submitting such Certified Judgment Notice stating that the judgment has or can and will be appealed. A party delivering a Certified Judgment Notice or an Appeal Notice shall deliver to the other party hereto a copy thereof on or prior to the date of delivery thereof to the Escrow Agent, and the Escrow Agent shall also deliver a copy of each Certified Judgment Notice or Appeal Notice to the party which did not deliver the same promptly after the Escrow Agent's receipt thereof.

                 (f) Release Upon Termination of Agreement. On July 22, 1999 (the "Termination Date"), the Escrow Agent shall disburse to Bio Dental from the Escrow Account the amount, if any, by which the balance of the Escrow Account exceeds the aggregate amount of all Unresolved Claims (as defined below). The Escrow Funds retained by the Escrow Agent shall be held solely for the purpose of satisfying the Unresolved Claims outstanding as of the Termination Date. For purposes of this Agreement, the term "Unresolved Claims" shall mean all claims evidenced by a Young Claim Notice as to which the Escrow Agent has not received Mutual Written Instructions or a Certified Judgment Notice which is not the subject of an Appeal Notice, in either case directing release of Escrow Funds. After the Termination Date, each time an Unresolved Claim is resolved as provided for herein, the amount of such Unresolved Claim shall be disbursed in accordance with the Mutual Written Instructions or the Certified Judgment Notice reflecting such resolution.

                 (g) Release of Accrued Interest. The Escrow Agent shall distribute to Bio Dental, within five (5) days after the end of each calendar quarter, an amount equal to 100% of all amounts earned on the Escrow Funds in the Escrow Account. All earnings on the Escrow Funds prior to the time they are disbursed will, for all purposes of this Escrow Agreement, be treated as Escrow Funds, and will be released according to the terms of this Section 4.

                 (h)      Security Interests in Escrow Fund.

                          (1) Except as expressly provided herein, neither Young nor Bio Dental shall have any right, title or interest in or possession of the Escrow Account. Therefore, neither Young nor Bio Dental shall have the ability to pledge, convey, hypothecate or grant a security interest in the Escrow Account or any portion thereof unless and until such assets have been disbursed or are required to be disbursed to such party in accordance with this Section 4, provided, however, that Young may pledge or grant a security interest in any of its rights under this Agreement to any federal or state chartered lending institution.

                          (2) Each of Young and Bio Dental acknowledges that its interest in the Escrow Account is merely a contingent right to payment from such Escrow Account. Each of Young and Bio Dental further acknowledges that neither a voluntary or involuntary case under any applicable bankruptcy, insolvency or similar law nor the appointment of a receiver, trustee, custodian or similar official in respect of Young or Bio Dental (any of which is referred to herein as a "Bankruptcy Event") shall increase its respective interest in the Escrow Account or affect, modify, convert or otherwise change the contingent nature of its respective right to payment from the Escrow Account in accordance with the terms of this Agreement.
                 Nonetheless:

                                  (i)  if a court of competent jurisdiction
                          determines that Young, upon the occurrence of a Bankruptcy Event with respect to Young, has an interest in the Escrow Account that is greater than a contingent right to payment from the Escrow Account payable only in accordance with the provisions of this Section 4, then Young shall be deemed to have granted on the date hereof to Bio Dental a first priority security interest in, and pledged to Bio Dental all of its right, title and interest in the Escrow Account. In such event, the Escrow Agent shall be deemed to act as bailee on behalf of Bio Dental in respect of Bio Dental's security interest in Young's rights to the Escrow Account. The Escrow Agent shall, upon receipt of indemnification satisfactory to it from Bio Dental for its fees and expenses incurred in connection with taking such actions, take all actions as may be reasonably requested in writing of it by Bio Dental to further perfect the security interest granted by Young hereunder in the Escrow Account. Such security interest shall automatically be released with respect to any funds properly distributed from the Escrow Account pursuant to the terms of this Agreement; and

                                  (ii)  if a court of competent jurisdiction
                          determines that Bio Dental, upon the occurrence of a Bankruptcy Event with respect to Bio Dental, has an interest in the Escrow Account that is greater than a contingent right to payment from the Escrow Account payable only in accordance with the provisions of this Section 4, then Bio Dental shall be deemed to have granted on the date hereof to Young a first priority security interest in, and pledged to Young all of Bio Dental's right, title and interest in the Escrow Account. In any such event, the Escrow Agent shall be deemed to act as bailee on behalf of Young in respect of Young's security interest in Bio Dental's rights to the Escrow Account. The Escrow Agent shall, upon receipt of indemnification satisfactory to it from Young for its fees and expenses incurred in connection with taking such actions, take all actions as may be reasonably requested in writing of it by Young to further perfect the security interest granted by Bio Dental hereunder in the Escrow Account. Such security interest shall automatically be released with respect to any funds properly distributed from the Escrow Account pursuant to the terms of this Agreement.

                          (3) The parties hereto agree and acknowledge that the establishment and maintenance of the Escrow Accounts hereunder are intended to constitute possession of the Escrow Accounts for the purposes of perfecting the security interests therein created hereunder.

         5. Responsibility of the Escrow Agent. The Escrow Agent accepts the agency created by this Agreement upon the terms and conditions hereof and undertakes to perform such duties and only such duties as are specifically set forth herein. No provision of this Agreement shall be construed to relieve the Escrow Agent from liability for its own gross negligence or willful misconduct, except that:

                 (a) The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement, and no implied covenants, duties or obligations shall be read into this Agreement against the Escrow Agent nor shall the Escrow Agent be bound by the provisions of any other agreements between the other parties hereto beyond the specific terms hereof; the Escrow Agent shall not be liable for any action taken, suffered or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion, rights, duties, privileges or powers conferred upon it by this Agreement; the Escrow Agent shall not be liable for any error of judgment made in good faith by a responsible officer or officers of the Escrow Agent, unless the Escrow Agent was grossly negligent in ascertaining the pertinent facts or in employing such officer or officers; and the Escrow Agent shall not be liable to any person with respect to any action taken, omitted or suffered to be taken by it in accordance with the provisions of this Agreement or in accordance with the written directions of Bio Dental or Young as provided herein or of a court of competent jurisdiction except in the case of the Escrow Agent's gross negligence or willful misconduct.

                 (b) The Escrow Agent may act in reliance upon and be protected in acting or refraining from acting upon any instrument or signature believed to be genuine and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so.

                 (c) The Escrow Agent may consult with counsel, auditors and other experts and any opinion of counsel or written opinion of such auditors or other experts shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by the Escrow Agent thereunder in good faith and in accordance with such opinion of counsel or opinion of such auditors or other experts within the area of their respective expertise.

                 (d) The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. Nothing in this Agreement shall be deemed to impose upon the Escrow Agent any liability to any other person as a result of any failure of the Escrow Agent to qualify to do business or to act as fiduciary or otherwise in any jurisdiction other than the jurisdiction of its formation.

                 (e) No property held in escrow by the Escrow Agent hereunder shall be subject to any setoff, counterclaim, recoupment, lien or other right which the Escrow Agent may have against either of the other parties hereto or against any other person for any reason whatsoever.

                 (f) If any dispute arises between Young and Bio Dental as to which of them is entitled to delivery of the disputed portion of the Escrow Funds, or if the Escrow Agent is uncertain as to its obligations hereunder, the Escrow Agent may, but shall not be obligated to, either (i) commence an interpleader action against Young and Bio Dental in a state or federal court located in Sacramento, California, and deposit the disputed Escrow Funds with such court, whereupon the Escrow Agent may apply to the court for an order discharging it from all further liability to any other party to this Agreement, or (ii) refrain from any action and continue to hold the disputed portion of the Escrow Funds pending a resolution of the dispute by either a court of competent jurisdiction or by a written agreement signed by Young and Bio Dental. For the purposes of any action or proceeding contemplated by clause (i) above, each party hereby consents to the jurisdiction of said courts and agrees that service of process in any such action or proceeding may be made by certified or registered mail at the address for notices to such party provided in this Agreement.

         6. Expenses; Indemnification. Young and Bio Dental each agrees to pay one-half of any fees or expenses charged by the Escrow Agent for its services to be performed hereunder. The Escrow Agent shall bill Bio Dental for all such fees and expenses, and Bio Dental shall remit payment to the Escrow Agent on behalf of the parties hereto. Upon notice from Bio Dental, Young shall immediately reimburse Bio Dental for Young's portion of such expenses and fees. In addition, Young and Bio Dental hereby agree jointly to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability.

         7. Removal and Resignation. The Escrow Agent may at any time be removed by the written direction of Bio Dental and Young. The Escrow Agent or any successor escrow agent may at any time resign and be discharged of the agency hereby created by giving written notice to each of Bio Dental and Young specifying the date upon which it desires that such resignation shall take effect. Such removal or resignation shall take effect on the date specified in the notice of removal or resignation, which date shall not be earlier than 60 days after the giving of the notice of removal or resignation unless a successor escrow agent shall have been appointed pursuant to Section 8 hereof and shall have accepted such appointment, in which event such removal or resignation shall take effect immediately upon the acceptance by such successor escrow agent. Young and Bio Dental shall take prompt steps to have a successor escrow agent appointed in the manner hereinafter provided.

         8. Appointment of Successor Escrow Agent. If at any time the Escrow Agent shall resign or be removed or if at any time a vacancy shall occur in the office of the Escrow Agent for any other cause, a successor escrow agent shall be appointed by a written instrument executed by Young and Bio Dental and delivered to the Escrow Agent and the successor escrow agent. Upon acceptance of said instrument by the successor escrow agent, the resignation or removal of the Escrow Agent shall become effective and such successor escrow agent shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder. If no successor escrow agent shall have been appointed at the effective date of resignation of the Escrow Agent, the Escrow Agent or either other party hereto shall petition a court of competent jurisdiction for the appointment of a successor and the Escrow Agent's duties shall be purely ministerial until such appointment is effective.

         9. Termination. This Agreement shall terminate upon the release of all Escrow Funds held in the Escrow Accounts hereunder pursuant to Section 4 hereof or upon written agreement of the parties hereto, which agreement, in the case of the Escrow Agent, shall not be unreasonably withheld.

         10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight delivery service or by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):


                 To the Escrow Agent:

                          The Union Bank of California
                          400 California Street, 9th Floor
                          San Francisco, California  94104
                          Telecopier No.: 415-765-2636
                          Attention: Valerie Young

                 To Young:

                          Young Innovations, Inc.
                          13705 Shoreline Court East
                          Earth City, Missouri  63045
                          Telecopier No.:  314-344-0021
                          Attention:  Chief Financial Officer

                 With a copy to:

                          Armstrong, Teasdale, Schlafly & Davis
                          One Metropolitan Square
                          St. Louis, Missouri  63102-2740
                          Telecopier No.:  314-621-5065
                          Attention:  John L. Gillis, Jr., Esq.

                 To Bio Dental:

                          Bio Dental Technologies Corp.
                          11291 Sunrise Park Drive
                          Rancho Cordova, California 95742
                          Attention:  Terry Bane
                          Telecopier No.: 916-638-9307

                 With a copy to:

                          William E. Zisko, Esq.
                          Tomlinson, Zisko, Morosoli & Maser, LLP
                          200 Page Mill Road, 2nd Floor
                          Palo Alto, California  94306
                          Telecopier No.: 415-324-1808

         11. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Escrow Agent, Young and its affiliates and Bio Dental and their respective successors and permitted assigns. Any reference to a party contained in this Agreement shall be deemed to apply to such party's successors and permitted assigns to the extent there shall be any. Except as set forth in Section 4(h), no party hereto may assign its rights (including, without limitation, its contingent right to payment) and obligations hereunder without the written consent of the other parties hereto, except that Bio Dental shall be permitted to assign its rights and obligations hereunder to Zila, Inc. without the consent of the other parties hereto; provided, however, that such assignment shall not relieve Bio Dental of any of its obligations or duties hereunder . Any purported assignment in violation of the provisions of this Section 11 shall be null and void.

        12. Amendments and Modifications. This Agreement may not be amended or modified in any respect without the express written consent of Young, Bio Dental and the Escrow Agent.

        13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to the conflict of laws principles thereof.

        14. Counterparts. This Agreement may be executed in any number of counterparts, and by any party on a separate counterpart, each of which as so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed and delivered by such party.

        15. No Waiver. The failure of any party to insist, in any one or more instances, upon the timely performance of any of the terms, covenants or conditions of this Agreement and to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or condition or the future exercise of such right, but the obligations of the other parties with respect to such future performance shall continue in full force and effect.

        16. Descriptive Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        IN WITNESS WHEREOF, each of the Escrow Agent, Young and Bio Dental have caused this Agreement to be duly executed and delivered, all as of the date first above written.


                                       THE UNION BANK OF CALIFORNIA


                                       By: /s/Valerie Young
                                           -------------------------------
                                       Name:  Valerie Young
                                            ------------------------------
                                       Its:   Vice President
                                           -------------------------------


                                       YOUNG INNOVATIONS, INC.

                                       By: /s/George E. Richmond
                                           -------------------------------
                                       Name:  George E. Richmond
                                            ------------------------------
                                       Its:   Chief Financial Officer
                                           -------------------------------


                                       BIO DENTAL TECHNOLOGIES CORP.

                                       By:  /s/Terry E. Bane
                                           -------------------------------
                                       Name:   Terry E. Bane
                                            ------------------------------
                                       Its:    Chief Financial Officer
                                           -------------------------------

                                   EXHIBIT A


         Pursuant to Section 3 of the Escrow Agreement, the Escrow Funds shall at all times be invested and reinvested by the Escrow Agent in one or more of the following short term investment products:

                 (i) obligations issued or guaranteed as to full and timely payment by the United States of America or by any Person controlled by or acting as an instrumentality of the United States of America pursuant to authority granted by Congress;

                 (ii) Obligations issued or guaranteed by any state or political subdivision thereof (including stripped obligations the principal of and interest on which have been separated and offered for sale separate from each other) if (A) such obligations are entitled to the full faith and credit of such state or political subdivision of such state, respectively, and such obligations provide that the state or political subdivision has the obligation to repay, in full and on a timely basis, such obligations, and (B) such obligations are rated not lower than the second highest category if rated as short term obligations or not lower than the third highest category if rated as long term obligations by Moody's Investors Service, Inc. ("Moody's") or by Standard & Poor's Corporation ("Standard & Poor's"), each of New York, New York, or their respective successors;

                 (iii) readily marketable commercial or finance paper of corporations doing business in and incorporated under the laws of the United States of America or any state thereof, which is rated in the highest rating category by either Moody's or Standard & Poor's, or their respective successors;

                 (iv) deposit accounts, bankers' acceptances, certificates of deposit or bearer deposit notes in one or more banks, trust companies or savings and loan associations (including without limitation, the Escrow Agent or any bank affiliated with the Escrow Agent) organized under the laws of the United States of America or any state thereof, each bank or trust company having a reported capital and surplus of at least $500,000,000 in dollars of the United States of America and each savings and loan association having a reported unimpaired capital and surplus, or retained income, as the case may be, of at least $500,000,000 in dollars of the United States of America;

                 (v) repurchase agreements secured fully by obligations of the type specified in clause (i) or issued by a bank or savings and loan association which is insured by the Federal Deposit Insurance Corporation or the Federal Savings and Loan Insurance Corporation; and

                 (vi) any fund or other pooling arrangement which purchases and holds only investments of the types described in paragraphs (i) through (v) above.

                                                                      EXHIBIT D


                          DENICATOR INTERNATIONAL, INC
                                 BALANCE SHEET
                                 MARCH 31, 1996


                     ASSETS

CURRENT ASSETS

   PETTY CASH                                    $      200.00
   CASH, BANK OF AMERICA, GEN                           446.68
   P/R ACCT-BANK OF CALIFORNIA                       20,000.00
   BANK OF CALIFORNIA 018-076725                     43,937.02
   ACCOUNTS RECEIVABLE                              642,927.52
   CLEARING ACCT, A/R FUNDS                            (128.60)
   ALLOWANCE FOR TRADE DISCOUNTS                     (7,963.20)
   EMPLOYEE ADVANCES                                 (2,625.13)
   ADVANCE PROFIT SHARING                             1,200.00
   DEFERRED COMPENSATION                             11,835.00
   RAW MATERIAL                                     109,114.73
   FINISHED GOODS                                    49,599.61
   INVENTORY OVERHEAD BURDEN                         17,157.00
   ALLOWANCE-OBSOLETE INVENTORY                      (2,935.57)
   PREPAID EXPENSES                                  (3,423.58)
   DEPOSITS                                             835.00
   PREPAID INVENTORY                                  5,235.00
                                                 -------------
   TOTAL CURRENT ASSETS                                                 885,411.48

FIXED ASSETS

   FURNITURE & FIXTURES                              12,217.55
   LEASEHOLD IMPROVEMENTS                            13,811.23
   COMPUTER EQUIPMENT                                55,577.38
   WAREHOUSE EQUIPMENT                               17,438.33
   PRODUCTION MACHINERY                             279,173.87
   ACCUM DEPR - FURN & FIXTURES                      (6,936.76)
   ACCUM DEPR - LEASEHOLD IMPR                       (4,087.23)
   ACCUM DEPR - COMPUTER EQUIP                      (42,667.42)
   ACCUM DEPR - WAREHOUSE EQUIP                     (14,065.93)
   ACCUM DEPR - PRODUCTION MACH                    (118,893.01)
                                                 -------------
   TOTAL FIXED ASSETS                                                   191,568.91

OTHER ASSETS

   ORGANIZATIONAL COSTS                               6,360.01
   ACCUM AMORT-ORGANIZATION COST                     (6,360.00)
   INTANGIBLE ASSETS - PATENTS                       29,708.36
   INTANGIBLE ASSETS - ADA SEAL                       4,000.00
   INTANGIBLE ASSETS-PATENTS REC                     14,513.85
   AMORTIZATION-INTANGIBLE ASSETS                    (3,528.00)
   AMORTIZATION-PATENTS                              (1,295.85)
                                                 -------------
   TOTAL OTHER ASSETS                                                    43,398.37
                                                                     -------------

         TOTAL ASSETS                                                $1,120,378.76
                                                                     =============

                         DENTICATOR INTERNATIONAL, INC
                                 BALANCE SHEET
                                 MARCH 31, 1996


                             LIABILITIES AND EQUITY

CURRENT LIABILITIES

   ACCOUNTS PAYABLE                             $  202,500.06
   ACCRUED ACCTS PAYABLE                             8,052.06
   PROFIT SHARING PAYABLE                           10,001.41
   ACCRUED PAYROLL                                  33,918.00
   ACCRUED VACATION PAY                             20,604.58
   TAX PAYABLE/RECEIVABLE, FED                        (145.00)
   TAX PAYABLE/RECEIVABLE - STATE                      695.00
   SALES TAX PAYABLE                                    11.66
   SALES INCENTIVES PAYABLE                         20,000.00
   CURRENT PORTION/BIO DENTAL                       60,028.20
   CURRENT PORTION L/TERN OTHER                     21,823.36
   ACCRUED ROYALTIES PAYABLE                       459,403.48
                                                -------------
   TOTAL CURRENT LIABILITIES                                          836,892.81

LONG-TERM LIABILITIES

   NOTE PAYABLE - BIO-DENTAL                       380,325.93
   NOTE PAYABLE - BANK OF CALIF                     31,999.96
                                                -------------
   TOTAL LONG-TERM LIABILITIES                                        412,325.89
                                                                    ------------
      TOTAL LIABILITIES                                             1,249,218.70

EQUITY

   CAPITAL STOCK                                       200.00
   RETAINED EARNINGS                              (136,334.46)
   RETAINED EARNINGS-CURRENT YEAR                    7,294.52
                                                -------------
   TOTAL EQUITY                                                       (128,839.94)
                                                                    -------------

      TOTAL LIABILITIES AND EQUITY                                  $1,120,378.76
                                                                    =============

                                                                      EXHIBIT E


                         DENTICATOR INTERNATIONAL, INC
                                INCOME STATEMENT
                    FOR THE 12 PERIODS ENDED MARCH 31, 1996


                                           PERIOD TO DATE                  YEAR TO DATE
                                        ACTUAL        PERCENT            ACTUAL       PERCENT
REVENUE


 SALES                                $624,804.83       101.9 %       5,659,203.87     103.8
 RETURNS & ALLOWANCES                   (3,810.56)        (.6)         (104,135.83)     (1.9)
 SALES DISCOUNTS                        (7,926.72)       (1.3)         (103,096.58      (1.9)
                                      -----------       -----         ------------     -----

 TOTAL REVENUE                        $613,067.55       100.0         5,451,971.46     100.0



COST OF SALES


 COST OF SALES                         249,312.29        40.7         2,181,260.80      40.0
 PAYROLL                                21,138.01         3.4           177,288.00       3.3
 DIRECT LABOR                           (9,666.34)       (1.6)                 .00        .0
 PAYROLL TAX EXPENSE                     1,703.08          .3            17,282.37        .3
 EMPLOYEE BENEFITS - INSURANCE           1,187.36          .2            45,464.32        .8
 WORKERS COMPENSATION INS                2,935.00          .5            16,103.75        .3
 EMPLOYEE BENEFITS - OTHER                    .00          .0               289.00        .0
 CONTRACT/TEMPORARY LABOR                     .00          .0             1,806.38        .0
 TELEPHONE                                 169.51          .0               715.01        .0
 SUPPLIES - OPERATING                    1,365.31          .2            13,403.38        .2
 SUPPLIES - SHIPPING/PACKAGING             104.44          .8             3,920.57        .1
 FREIGHT IN                              1,239.79          .2             6,816.58        .1
 FREIGHT OUT                            11,301.47         1.8           132,424.37       2.4
 FREIGHT INCOME                         (9,392.20)       (1.5)         (107,182.34)     (2.0)
 DISCOUNTS EARNED                             .00          .0               (83.40)       .0
 INVENTORY ADJUSTMENTS                      35.70          .0                  .00        .0
 REPAIRS/MAINTENANCE                     2,761.29          .5             9,035.58        .2
 EQUIPMENT LEASE EXPENSE                   434.60          .1             2,982.95        .1
 AUTO EXP/MILEAGE REIMBURSEMENT            111.39          .0             2,908.34        .1
 MISCELLANEOUS EXPENSE                        .00          .0                69.60        .0
 DEPRECIATION                            2,969.19          .5            36,359.28        .7
                                      -----------       -----         ------------     -----

 TOTAL COST OF SALES                   277,709.89        45.3         2,540,764.54      46.6
                                      -----------       -----         ------------     -----

    GROSS PROFIT                       335,357.66        54.7         2,911,206.92      53.4


EXPENSES:


 SELLING EXPENSE
 PAYROLL                                16,801.09         2.7           188,775.87       3.5
 PAYROLL TAX EXPENSE                     1,381.66          .2            16,716.15        .3
 EMPLOYEE BENEFITS - INSURANCE             300.89          .0            10,177.69        .2
 EMPLOYEE BENEFITS - OTHER                  51.00          .0             1,433.22        .0
 OUTSIDE/CONTRACT LABOR                     54.25          .0               104.25        .0
 TELEPHONE                                 444.37          .1             1,698.74        .0
 SUPPLIES                                  122.51          .0             4,951.94        .1
 POSTAGE/DELIVERY                          994.91          .2            11,108.48        .2
 PRINTING                                  768.02          .1            27,427.24        .5
 ADVERTISING EXPENSE                     9,953.64         1.6           130,281.95       2.4
 DUES/PUBLICATIONS/SUBSCRIPTIONS           175.33          .0             2,294.38        .0
 CONVENTIONS/TRADE SHOWS                (2,709.25)        (.4)           25,379.07        .5
 SALES PROMOTIONS/INCENTIVE             11,493.44         1.9            63,069.19       1.2
 ENTERTAINMENT                           1,285.78          .2             7,178.85        .1

                         DENTICATOR INTERNATIONAL, INC
                                INCOME STATEMENT
                    FOR THE 12 PERIODS ENDED MARCH 31, 1996



                                           PERIOD TO DATE                  YEAR TO DATE
                                        ACTUAL        PERCENT            ACTUAL       PERCENT

 SELLING EXPENSE                      (Continued)
 TRAVEL                                $ 4,428.45          .7 %          63,773.21       1.2
 TRAVEL - MEALS                          3,567.71          .6            18,596.25        .3
 AUTO EXP/MILEAGE REIMBURSEMENT          1,430.71          .2             8,596.85        .2
 COLLECTION EXPENSE                        168.00          .0               214.10        .0
 BAD DEBT EXPENSE                             .00          .0                30.29        .0
 MARKETING & SALES SAMPLES                    .00          .0                23.17        .0
 MISCELLANEOUS EXPENSE                   2,173.00          .4             4,205.73        .1
                                      -----------        ----           ----------      ----
 TOTAL SELLING EXPENSE                  52,885.51         8.6           586,036.62      20.7

 GENERAL & ADMIN EXPENSE
 PAYROLL - OFFICERS                     14,642.30         2.4           144,438.23       2.6
 PROFIT SHARING EXPENSE                  9,173.20         1.5            46,646.86        .9
 PAYROLL - ADMIN STAFF                   8,340.00         1.4            86,008.67       1.6
 VACATION PAY EXPENSE                    2,859.01          .5             2,077.17        .0
 PAYROLL TAX EXPENSE                     1,990.27          .3            16,699.82        .3
 EMPLOYEE BENEFITS - INSURANCE             420.23          .1            14,146.91        .3
 RXNET PRESCRIPTION PLAN                   445.86          .1             4,956.56        .1
 WORKERS COMPENSATION INS                   68.00          .0             1,621.25        .0
 EMPLOYEE BENEFITS - OTHER               2,571.25          .4            16,383.56        .3
 CONTRACT/TEMPORARY LABOR               11,375.75         1.9            18,239.58        .3
 INSURANCE - LIABILITY                   2,199.00          .4            26,420.00        .5
 RENT                                    2,100.00          .3            25,200.00        .5
 UTILITIES - GAS/ELECTRICITY               534.28          .1             6,823.69        .1
 TELEPHONE                               1,859.53          .3            27,521.38        .5
 SUPPLIES                                  733.68          .1            14,770.70        .3
 POSTAGE/DELIVERY                          462.39          .1             8,262.00        .2
 PRINTING                                     .00          .0               659.48        .0
 LEGAL                                  10,418.21         1.7           100,248.51       1.8
 ACCOUNTING                                 60.00          .0            34,074.50        .6
 PERSONAL PROPERTY TAX                        .00          .0             2,382.14        .0
 DUES/SUBSCRIPTIONS                        761.64          .1            10,630.14        .2
 PERMITS/LICENSES/FEES                     131.48          .0             4,523.22        .1
 PRODUCT RESEARCH                             .00          .0            79,172.20       1.5
 SEMINARS/TRAINING                       1,209.99          .2             9,836.83        .2
 ENTERTAINMENT                             810.35          .1             5,335.98        .1
 TRAVEL                                  1,045.81          .2             3,081.73        .1
 AUTO EXP/MILEAGE REIMBURSEMENT            313,33          .1             3,867.54        .1
 REPAIRS/MAINTENANCE                       215.60          .0             3,069.38        .1
 COMPUTER SERVICES & SUPPLIES              160.77          .0            13,696.43        .3
 EQUIPMENT LEASE/RENTAL EXPENSE          1,745.13          .3            33,853.52        .5
 BANKCARD FEES                                .00          .0               558.22        .0
 BANK SERVICE CHARGES                      384.63          .1             1,602.51        .0
 BANK PAYROLL PROCESSING FEES              199.90          .0             3,284.20        .1
 DONATIONS/CONTRIBUTIONS                   100.00          .0             5,773.73        .1
 MISCELLANEOUS EXPENSE                     (23.67)         .0             4,497.12        .1
 DEPRECIATION                            1,399.46          .2            16,346.20        .3
                                      -----------        ----           ----------      ----
 TOTAL GENERAL & ADMIN EXPENSE          78,707.38        12.8           796,709.96      14.6

                                  DENTICATOR INTERNATIONAL, INC
                                        INCOME STATEMENT
                              FOR THE 12 PERIODS ENDED MARCH 31, 1996



                                                    PERIOD TO DATE              YEAR TO DATE
                                                  ACTUAL        PERCENT       ACTUAL      PERCENT


                                                -----------        ----     ------------     ----
    TOTAL EXPENSES                              $131,592.89        21.5 %   1,382,746.58     25.4
                                                -----------        ----     ------------     ----
    NET INCOME FROM OPERATIONS                   203,764.77        33.2     1,528,460.34     28.0

OTHER INCOME & EXPENSE

  ROYALTY EXPENSE - BIO DENTAL                  (104,221.48)      (17.0)     (926,835.15)   (17.0)
  ADDITIONAL ROYALTIES - BIO                     (72,785.29)      (11.9)     (360,548.93)    (6.6)
  MINIMUM ROYALTY EXPENSE                        (13,000.00)       (2.1)     (156,000.00)    (2.9)
  INTEREST EXPENSE - BIO DENTAL                   (7,754.02)       (1.3)      (72,178.36)    (1.3)
  INTEREST EXPENSE - OTHER                        (5,408.33)        (.9)       (5,408.33)     (.1)
  DONATIONS/CONTRIBUTIONS                               .00          .0          (195.05)      .0
                                                -----------        ----     ------------     ----
  TOTAL OTHER INCOME & EXPENSE                  (203,169.12)      (33.1)   (1,521,165.82)   (27.9)
                                                -----------        ----     ------------     ----

    EARNINGS BEFORE INCOME TAX                       595.65          .1         7,294.52       .1
                                                -----------        ----     ------------     ----
    NET INCOME (LOSS)                           $    595.65          .1 %       7,294.52       .1
                                                ===========        ====     ============     ====

                                  BILL OF SALE


         This Bill of Sale ("Bill of Sale") is made, executed and delivered as of July 22, 1996 by Denticator International, Inc., a California corporation ("Seller"), in favor of Young Innovations, Inc., a Missouri corporation ("Purchaser"), pursuant to the terms and conditions of that certain Asset Purchase Agreement of even date herewith, by and among Seller, Purchaser, Bio Dental Technologies Corp., a California corporation and Jose L. Mendoza (the "Purchase Agreement"). Terms not otherwise defined herein shall have the same meaning as set forth in the Purchase Agreement.

         KNOW ALL MEN BY THESE PRESENTS that Seller, for good and valuable consideration including that provided for in the Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, has bargained and sold and does hereby sell, assign, convey, transfer and deliver to Purchaser, its successors and assigns, certain assets of Seller, including, without limitation, the furniture, machinery, equipment, interests in a real property lease, inventory, accounts and notes receivable, customer lists, supplier lists, intellectual property and contractual rights of Seller, all as set forth and as more specifically described in the Purchase Agreement (hereinafter, collectively, the "Purchased Assets"), all pursuant to the terms and conditions set forth in the Purchase Agreement.

         Seller hereby represents and warrants to Purchaser that, except as provided in the Purchase Agreement or the schedules to the Purchase Agreement, it is the owner of the Purchased Assets and that the Purchased Assets are free and clear of all liens, charges and encumbrances, and that Seller has full right, power and authority to sell and transfer the Purchased Assets by this Bill of Sale.

         To have and to hold the Purchased Assets unto the Purchaser, and unto its successors and assigns forever, Seller covenanting that Seller has the lawful right to sell and dispose of same and that Seller will warrant and defend title thereto against all claimants whomsoever.

         IN WITNESS WHEREOF, Seller has caused this instrument to be signed as of the date first set forth above.


                                       DENTICATOR INTERNATIONAL, INC.


                                       By:  /s/Jose L. Mendoza
                                          --------------------------------
                                       Name:  Jose L. Mendoza
                                       Its:  President

               [ARMSTRONG, TEASDALE, SCHLAFLY & DAVIS LETTERHEAD]

                                 July 22, 1996




Denticator International, Inc.
11330 Sunrise Park Drive
Rancho Cordova, CA 95742

Bio Dental Technologies Corp.
11291 Sunrise Park Drive
Rancho Cordova, CA 95742

        RE:      ASSET PURCHASE AGREEMENT DATED July 22, 1996

Gentlemen:

        We have acted as counsel to Young Innovations, Inc., a Missouri corporation ("Young") and Denticator International, Inc., a Missouri corporation ("New Denticator" and, collectively, with Young, the "Companies") in connection with the acquisition by New Denticator of the assets of Denticator International, Inc., a California corporation ("Old Denticator") pursuant to the Asset Purchase Agreement dated as of July 22, 1996, by and among Young, Old Denticator, Bio Dental Technologies Corp. and Jose L. Mendoza (the "Agreement"). This opinion is being delivered to you pursuant to Section 5.03(a) of the Agreement.

        Capitalized terms used but not otherwise defined herein shall have the respective meanings accorded such terms in the Agreement. In this opinion letter, the Agreement and the documents listed on Schedule I hereto are referred to as the "Transaction Documents" and the transactions contemplated thereby are referred to as the "Transactions."

        We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and certificates or comparable documents of public officials and the certificates of officers and representatives of the Companies delivered to you pursuant to the Agreement and have made such in inquiries of such officers and representatives, as we have deemed necessary and relevant as the basis for our opinions hereinafter set forth.

                     ARMSTRONG, TEASDALE, SCHLAFLY & DAVIS

Denticator International, Inc.
Bio Dental Technologies Corp.
July 22, 1996
Page 2


         In our examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photocopies) and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photocopies. As to questions of fact material to such opinions which have not been independently established, we have relied upon the certificates of officers and representatives of the Companies delivered to you pursuant to the Agreement, have examined the representations and warranties of the Companies contained in the Agreement and have relied upon, without independent verification, the accuracy of the relevant facts stated therein.

         Based upon the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that:

         1. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.

         2. Each Company has the corporate power and authority to execute and deliver the Transaction Documents to which it is to be a party and to consummate the transactions contemplated thereby, and the execution and delivery of the Transaction Documents to which each Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite corporate action taken on the part of each Company and no other corporate proceedings on the part of either Company are necessary to authorize the Transaction Documents to which each Company is to be a party or to consummate the transactions contemplated thereby.

         3. The Transaction Documents to which each Company is to be a party have been duly and validly executed and delivered by each Company and, assuming the Transaction Documents to which each Company is to be a party are valid and binding obligations of the other parties thereto, are valid and binding obligations of each Company, enforceable against each Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         The lawyers of our firm are admitted to practice in the State of Missouri and we express no opinion other than with respect to federal law and the laws of the State of Missouri.

                     ARMSTRONG, TEASDALE, SCHLAFLY & DAVIS

Denticator International, Inc.
Bio, Dental Technologies Corp.
July 22, 1996
Page 3


         This opinion is rendered only to you in connection with the matters addressed above. This opinion may not be relied upon by you for any other purpose, or by any other person or entity, without our prior written consent. This opinion is rendered as of the date hereof, and we disclaim any duty to update this opinion.

                                       Very truly yours,

                                       ARMSTRONG, TEASDALE, SCHLAFLY
                                         & DAVIS


                                       [SIG]

                          [GENE N. WINDHAM LETTERHEAD]
                              ATTORNEY AT LAW/CPA



                               OPINION OF COUNSEL


I certify that I am an active member of the State Bar of California. Per the requirements of paragraph 5.03(b) of the Asset Purchase Agreement among DENTICATOR INTERNATIONAL, INC., BIO DENTAL TECHNOLOGIES CORPORATION, JOSE MENDOZA and YOUNG INNOVATIONS, INC., I provide the following opinion:


         (i) DENTICATOR INTERNATIONAL, INC. is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and in good standing in each jurisdiction where the nature of its business conducted in such jurisdiction requires such qualification;

         (ii) The Asset Purchase Agreement and the Related Agreements to which it is to be a party have been duly and validly executed and delivered by DENTICATOR INTERNATIONAL, INC. and assuming the Asset Purchase Agreement and the Related Agreements to which DENTICATOR INTERNATIONAL, INC. is to be a party are valid and binding obligations of the other parties thereto, are valid and binding obligations of DENTICATOR INTERNATIONAL, INC., enforceable against DENTICATOR INTERNATIONAL, INC. in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

         (iii) Except for those approvals and consents which have already been obtained, neither execution and delivery by DENTICATOR INTERNATIONAL, INC. of the Asset Purchase Agreement and the Related Agreements to which it is to be a party, the sale by DENTICATOR INTERNATIONAL, INC. of the Purchased Assets pursuant to the Asset Purchase Agreement nor the consummation of the other transactions contemplated by the Asset Purchase Agreement and the Related Agreements to which DENTICATOR INTERNATIONAL, INC. is to be a party will (A) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws (or other similar governing documents) of DENTICATOR INTERNATIONAL, INC, (B) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority other than those which have been made or




531 MERCHANT STREET            FAX 707.451.3215     123 BANK STREET, SUITE E
VACAVILLE, CA 95688             1.800.447.4487      GRASS VALLEY, CA 95945
       707.446.0960                                 916.477.2682
obtained; (C) to the best of my knowledge after reasonable investigation, constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which DENTICATOR INTERNATIONAL, INC. is a party or by which DENTICATOR INTERNATIONAL, INC. or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; (D) to the best of my knowledge after reasonable investigation, result in the creation of any encumbrance, security interest, equity or right of others upon any of the properties or assets of DENTICATOR INTERNATIONAL, INC. under any of the terms, conditions or provisions of any agreement, instrument or obligation to which DENTICATOR INTERNATIONAL, INC. or its assets may be bound or affected; or (E) violate any order, writ, injunction, judgment or decree known to me, to which DENTICATOR INTERNATIONAL, INC. is a party, or by which any of its assets are bound or any law, statute, rule or regulation applicable to DENTICATOR INTERNATIONAL, INC. or any of its assets; and

         (iv) The instruments of transfer contemplated by the Asset Purchase Agreement, are in proper form to transfer to YOUNG INNOVATIONS, INC., all of DENTICATOR INTERNATIONAL, INC.'s interest in the Purchased Assets, free and clear, to the best of my knowledge after reasonable investigation, of any liens, encumbrances, equities and claims of whatever nature, except (i) those created by YOUNG INNOVATIONS, INC. and (ii) those, if any, created by failure to comply with the California Bulk Transfer Laws.



July 19, 1996                          /s/Gene N. Windham
                                       -----------------------------------
                                       GENE N. WINDHAM

               [TOMLINSON ZISKO MOROSOLI & MASER LLP LETTERHEAD]


July 22, 1996




Young Innovations, Inc.
13705 Shoreline Court East
Earth City, Missouri 63045

Re:      Bio-Dental Technologies Corporation

Ladies and Gentlemen:

We have acted as counsel for Bio-Dental Technologies Corporation, a California corporation (the "COMPANY"), in connection with the execution and delivery of the Asset Purchase Agreement dated July 22, 1996 (the "AGREEMENT") by and among the Company, Denticator International, Inc. ("DII"), Jose L. Mendoza and Young Innovations, Inc. ("YOUNG"), the Assignment and Release Agreement dated July 22, 1996 by and among the Company, DII and Young (the "ASSIGNMENT") and the Escrow Agreement by and among the Company, Young and Union Bank of California (the "ESCROW AGREEMENT"). This opinion is rendered pursuant to Section 5.03(c) of the Agreement.

In connection with the transactions contemplated by the Agreement, we have reviewed: (i) originals or copies of the corporate records of the Company; (ii) the Officers' Certificate attached to this letter as Attachment 1 (the "CERTIFICATE"); (iii) the Certificates of public officials attached to this letter as Attachment 2; and (iv) such other documents as we deem necessary or advisable for purposes of rendering this opinion.

All capitalized terms used but not otherwise defined herein have the respective meanings given to such terms in the Agreement.

We have assumed the following for the purpose of rendering the opinions set forth herein:

A. All signatures on all documents - and instruments submitted to us are genuine, all natural persons who are signatories thereto have the legal capacity to execute and deliver same, all documents and instruments submitted to us as originals are authentic and complete, all documents and instruments submitted to us as copies conform to the originals and are complete and accurate, none of the aforesaid documents has been

Young Innovations, Inc.
July 22, 1996
Page 2


         subsequently modified or terminated and none of the rights or obligations under said documents have been waived or released.

B. The Agreement, the Assignment and the other documents and instruments contemplated thereby submitted to us for review have been duly authorized, executed and delivered by each party thereto (other than the Company) and are the legal, valid and binding obligations of each such party, enforceable against such party in accordance with their terms.

C. With respect to matters of fact (as distinguished from matters of law), we have also relied upon and assumed that the representations of DII and Young set forth in the Agreement and other certificates, instruments or agreements executed in connection therewith or delivered to us are true, correct and complete and not misleading. Further, with respect to certain factual matters material to our opinions, we have relied upon the Certificate and the Certificates of public officials.

Based upon the foregoing review and subject to the limitations and qualifications set forth above and below, we are of the opinion that the Agreement, Assignment and Escrow Agreement have been duly authorized, validly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to limitations imposed under bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general application affecting the enforcement of creditor rights and remedies generally and subject, as to enforceability, to general principles of equity and principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that rights to indemnification and contribution thereunder may be limited by applicable federal or state laws and judicial decisions or public policies relating thereto.

We are qualified to practice law in the State of California, and we do not purport to be experts in, or to express any opinion herein concerning, the laws of any other jurisdiction. Our opinions expressed herein are based on California law and we have assumed for purposes of the foregoing opinions that a court interpreting the Agreement, the Assignment and the Escrow Agreement would apply California law.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date.

Young Innovations, Inc.
July 22, 1996
Page 3



This opinion is rendered to you in connection with the Agreement and may not be given to or relied upon by any other person or entity without our prior written consent.

Very truly yours,


TOMLINSON ZISKO MOROSOLI & MASER LLP


[SIG]

                              ASSIGNMENT OF LEASE


         THIS ASSIGNMENT OF LEASE (this "Assignment") is made this 22nd day of July, 1996 by and between Denticator International, Inc., a California corporation ("Assignor") and Denticator International, Inc., a Missouri corporation ("Assignee").

                              W I T N E S S E T H:

         WHEREAS, Assignor has entered into that certain AIREA Standard Industrial Lease - Multi Tenant between Assignor (as lessee) and D. Benvenuti, Jr. (as lessor) dated February 23, 1991, as amended (the "Lease"), pursuant to which Assignor leases certain property located in Rancho Cordova, California;

         WHEREAS, Assignor has entered into that certain Asset Purchase Agreement dated July 22, 1996 by and between Assignor, Bio Technologies Corp., a California corporation, Young Innovations, Inc., a Missouri corporation ("Young") and Jose L. Mendoza, a copy of which is attached hereto as Exhibit A (the "Purchase Agreement").

         WHEREAS, Young has assigned all of its rights under the Purchase Agreement to Assignee;

         WHEREAS, Assignor wishes to assign all of its rights, duties and obligations under the Lease to Assignee, and Assignee wishes to assume the same.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Assignor hereby sells, assigns, transfers and sets over to Assignee all of its right, title and interest in the Lease, to have and to hold the same unto Assignee, its successors and assigns forever. Assignee in its name or otherwise, but at Assignee's own cost, charge and expense, may enforce the same and take all legal measures that may be proper or necessary for the complete enjoyment of all rights under the Lease.

         2. Assignee accepts this Assignment as of the day and year first above stated, and agrees to each and agrees to assume and be bound by all of the terms and conditions of the Lease binding on Assignor.

         3. Assignee agrees that Assignor shall not be liable for, and agrees to indemnify and hold Assignor harmless against, any loss, claims, damages or liabilities, including reasonable attorney's fees, resulting from any failure of Assignee to comply fully and completely with the terms, provisions, and covenants of the Lease.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first above written.


                                       ASSIGNOR:

                                       Denticator International, Inc.

                                       By:  /s/Jose L. Mendoza
                                          --------------------------------
                                       Name: Jose L. Mendoza
                                       Its: President



                                       ASSIGNEE:

                                       Denticator International, Inc.

                                       By:  /s/George E. Richmond
                                           -------------------------------
                                       Name: George E. Richmond
                                       Its: Vice President

                         CONSENT TO ASSIGNMENT OF LEASE

     The undersigned, James II. Copeland, successor to D. Benvenuti Jr. as Lessor under that certain Standard Industial Lease - Multi Tenant between D. Benvenuti Jr. as Lessor and Denticator International, Inc. as Lesse relating to 6,541 square feet of lease space at 11330 Sunrise Park Drive, Sacramento, California (the "Lease"), does hereby consent to the assignment of the Lease by Denticator International, Inc., which is a California corporation, to Denticator International, Inc., a Missouri corporation ("New Denticator") and agrees to recognize New Denticator as Lessee under the Lease.

     New Denticator hereby accepts the assignment and agrees to perform all of the obligations of Denticator International, Inc.. a California corporation, under the terms of the Lease.

     IN WITNESS WHEREOF, this Consent has been executed this 22nd day of July, 1996.

                                              /s/ James H. Copeland
                                              ---------------------------------
                                              James H. Copeland, Lessor


                                              DENTICATOR INTERNATIONAL, INC.,
                                              a Missouri Corporation

                                                  /s/ George E. Richmond
                                              By: -----------------------------
                                                  George E. Richmond,
                                                  Vice President

                                   GUARANTEE


         FOR VALUE RECEIVED, AND IN CONSIDERATION OF THE GIVING OF THAT CERTAIN LEASE BY AND BETWEEN D. BENVENUTI, JR., AS LESSOR, AND DENTICATOR INTERNATIONAL, INC., AS LESSEE, DATED FEBRUARY 23, 1991, THE UNDERSIGNED GUARANTEES TO THE LESSOR, ITS SUCCESSORS AND ASSIGNS, THE FULL PERFORMANCE OF ALL THE COVENANTS, CONDITIONS AND AGREEMENTS THEREIN PROVIDED TO BE PERFORMED AND OBSERVED BY THE LESSEE, WITHOUT REQUIRING ANY NOTICE OF NONPAYMENT, NONPERFORMANCE OR NONOBSERVANCE, OR PROOF OF NOTICE OR DEMAND, NOR SHALL FAILURE OF LESSOR TO ENFORCE ITS RIGHT AGAINST THE LESSEE OR CONCESSIONS MADE BY THE LESSOR TO THE LESSEE AFFECT THE LIABILITY HEREUNDER.


                                       YOUNG DENTAL MANUFACTURING, INC.



                                       GUARANTOR: /s/ Michael W. Eggleston
                                                 -------------------------


                                       DATED: 7/22/96
                                             -----------------------------

                           INDEMNIFICATION AGREEMENT

         Young Dental Manufacturing Company hereby agrees to indemnify and save harmless Bio-Dental Technologies Corp. ("Bio-Dental") against any liability, loss, claim, cost or expense resulting from a claim by Landlord as A result of Bio-Dental's guarantee of the obligations of Denticator International, Inc., a California corporation ("Lessee") under that certain Lease originally between
D. Benvenuti, Jr. as Lessor and Lessee, which Lease has been assigned this date to Denticator International, Inc., a Missouri corporation; provided, however, that this indemnification shall apply only to any liability, loss, claim, cost or expense arising out of transactions occurring subsequent to July 22, 1996.

         Dated July 22, 1996.


                                       YOUNG DENTAL MANUFACTURING COMPANY


                                        By:  /s/Michael W. Eggleston
                                           -------------------------------

                                   ASSIGNMENT


         WHEREAS, BioDental Technologies Corporation, a California corporation, (hereinafter referred to as "ASSIGNOR"), is the owner of the entire right, title and interest in and to the inventions and improvements disclosed in U.S. Patent No. 5,122,220 (hereinafter the "PATENT");

         AND, WHEREAS, Denticator International, Inc., a Missouri corporation, having its principal place of business at 13705 Shoreline Court East, Earth City, Missouri 63045 (hereinafter referred to as "ASSIGNEE"), is desirous of acquiring all right, title and interest in and to the inventions and improvements, and the PATENT;

         NOW, THEREFORE, for one dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged by ASSIGNOR, ASSIGNOR has agreed to and hereby does, sell, assign and transfer unto said ASSIGNEE the entire right, title and interest in and to the inventions and improvements and the PATENT, including any extensions, reissues, or reexaminations thereof, together with the right to sue for, and recover for, any past infringements thereof; TO BE HELD AND ENJOYED by ASSIGNEE, its successors and assigns, as fully and entirely as the same would have been held and enjoyed by ASSIGNOR had no sale and assignment of said interest been made.

         ASSIGNOR further agrees for itself and for its successors and assigns to execute without further consideration any further lawful documents and any further assurances that may be deemed necessary by ASSIGNEE to secure and enforce the rights intended to be granted to ASSIGNEE under this Assignment.

         ASSIGNOR hereby covenants for itself and for its successors and assigns, and agrees with said ASSIGNEE, its successors and assigns, that ASSIGNOR has granted no right or license in the PATENT, or said inventions and improvements, to anyone except said ASSIGNEE, that prior to the execution of this Assignment its right, title and interest in the PATENT and said inventions and improvements had not been otherwise encumbered, and that it has not executed and will not execute any instrument in conflict herewith.

                                       BioDental Technologies Corporation
                                       "ASSIGNOR"



Date: July 22, 1996                    /s/  Terry E. Bane
                                       -----------------------------------
                                       Name: Terry E. Bane
                                       Title: Chief Financial Officer

                                ACKNOWLEDGEMENT

STATE OF  Missouri         )
                           )  SS.
CITY OF  St. Louis         )

         On this 22 day of July, 1996, before me, a Notary Public, personally appeared Terry E. Bane to me known to be the person described in, and who executed the foregoing assignment and acknowledged that he executed same as his free act and deed.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and seal the date and year last above written.



                                       /s/ Carol A. Head
                                       -----------------------------------
                                       Notary Public


My Commission Expires: 9-23-98


                                                      CAROL A. HEAD
                                                 Notary Public-Notary Seal
                                                    STATE OF MISSOURI
                                                     St. Louis County
                                          My Commission Expires: Sept. 23, 1998

                                   ASSIGNMENT

         WHEREAS, BioDental Technologies Corporation, a California corporation, having its principal place of business at Rancho Cordova, California (hereinafter referred to as "ASSIGNOR"), is the owner of all right, title and interest in and to the mark that is the subject of U.S. Reg. No. 1,793,277, (hereinafter "MARK"), and U.S. Reg. No. 1,793,277 (hereinafter "REGISTRATION");

         AND, WHEREAS, Denticator International, Inc., a Missouri corporation, having its principal place of business at 13705 Shoreline Court, Earth City, Missouri 63045 (hereinafter referred to as "ASSIGNEE"), is desirous of acquiring all right, title and interest in and to the MARK and the REGISTRATION;

         NOW, THEREFORE, for one dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged by ASSIGNOR, ASSIGNOR has agreed to and hereby does, sell, assign and transfer unto said ASSIGNEE the entire right, title and interest in and to the MARK, together with the goodwill associated therewith, the REGISTRATION, and the right to sue for, and recover for, any past infringements thereof; TO BE HELD AND ENJOYED by ASSIGNEE, its successors and assigns, as fully and entirely as the same would have been held and enjoyed by ASSIGNOR had no sale and assignment of said interest been made.

         ASSIGNOR further agrees for itself and for its successors and assigns to execute without further consideration any further lawful documents and any further assurances that may be deemed necessary by ASSIGNEE to secure and enforce the rights intended to be granted to ASSIGNEE under this Assignment.

         ASSIGNOR hereby covenants for itself and for its successors and assigns, and agrees with said ASSIGNEE, its successors and assigns, that ASSIGNOR has granted no right or license in the MARK or REGISTRATION, to anyone except said ASSIGNEE, that prior to the execution of this Assignment, its right, title and interest in the MARKS and REGISTRATIONS had not been otherwise encumbered, and that it has not executed and will not execute any instrument in conflict herewith.

                                       BioDental Technologies Corporation
                                       "ASSIGNOR"

                                       /s/  Terry E. Bane
                                       -----------------------------------
                                       Name: Terry E. Bane
                                       Title: Chief Financial Office

Date: July 22, 1996

                                ACKNOWLEDGEMENT

STATE OF Missouri        )
                         )  SS.
CITY OF  St. Louis       )

         On this 22nd day of July, 1996, before me, a Notary Public, personally appeared Terry E. Bane to me known to be the Chief Financial Officer of BioDental Technologies Corporation, and who executed the foregoing assignment and acknowledged that he executed same as his free act and deed.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and seal the date and year last above written.

                                       /s/  Carol A. Head
                                       -----------------------------------
                                       Notary Public


My Commission Expires: 9-23-98

                                                   CAROL A. HEAD
                                              Notary Public-Notary Seal
                                                 STATE OF MISSOURI
                                                  St. Louis County
                                       My Commission Expires: Sept. 23, 1998

                                   ASSIGNMENT


         WHEREAS, BioDental Technologies Corporation, a California corporation, having its principal place of business at Rancho Cordova, California (hereinafter referred to as "ASSIGNOR'), is the owner of all right, title and interest in and to the marks identified on the attached Schedule A, incorporated herein by reference, (hereinafter "MARKS"), and the U.S. registrations thereon identified on the attached Schedule A (hereinafter "REGISTRATIONS');

         AND, WHEREAS, Denticator International, Inc., a Missouri corporation, having its principal place of business at 13705 Shoreline Court, Earth City, Missouri 63045 (hereinafter referred to as 'ASSIGNEE'), is desirous of acquiring all right, title and interest in and to the MARKS and the REGISTRATIONS;

         NOW, THEREFORE, for one dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged by ASSIGNOR, ASSIGNOR has agreed to and hereby does, sell, assign and transfer unto said ASSIGNEE the entire right, title and interest in and to the MARKS, together with the goodwill associated therewith, the REGISTRATIONS, and the right to sue for, and recover for, any past infringements thereof; TO BE HELD AND ENJOYED by ASSIGNEE, its successors and assigns, as fully and entirely as the same would have been held and enjoyed by ASSIGNOR had no sale and assignment of said interest been made.

         ASSIGNOR further agrees for itself and for its successors and assigns to execute without further consideration any further lawful documents and any further assurances that may be deemed necessary by ASSIGNEE to secure and enforce the rights intended to be granted to ASSIGNEE under this Assignment.

         ASSIGNOR hereby covenants for itself and for its successors and assigns, and agrees with said ASSIGNEE, its successors and assigns, that ASSIGNOR has granted no right or license in the MARKS or REGISTRATIONS, to anyone except said ASSIGNEE, that prior to the execution of this Assignment, its right, title and interest in the MARKS and REGISTRATIONS had not been otherwise encumbered, and that it has not executed and will not execute any instrument in conflict herewith.



                                   BioDental Technologies Corporation
                                   "ASSIGNOR"

                                    /s/  Terry E. Bane
                                   ---------------------------------------
                                   Name: Terry E. Bane
                                   Title: Chief Financial Officer

Date: July 22, 1996



                                ACKNOWLEDGEMENT

  STATE OF Missouri        )
                           ) SS.
  CITY OF St. Louis        )

     On this 22 day of July, 1996, before me, a Notary Public, personally appeared Terry E. Bane to me known to be the Chief Financial Officer of BioDental Technologies Corporation, and who executed the foregoing assignment and acknowledged that he executed same as his free act and deed.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and seal the date and year last above written.

                                    /s/   Carol A. Head
                                   ---------------------------------------
                                   Notary Public

My Commission Expires: 9-23-98


                                              CAROL A.HEAD
                                        Notary Public-Notary Seal
                                            STATE OF MISSOURI
                                            St.  Louis County
                                   My Commission Expires: Sept. 23, 1998

                                   SCHEDULE A


   TRADEMARK                         REG. NO.               ISSUE DATE
   THE DENTICATOR                      358,971               07/26/38
   PICK-A-DENT                         699,916               06/21/60
   TUFTEE                              716,125               05/30/61
   TIP-A-DENT                          796,812               09/28/65
   SPIREX                            1,021,451               09/30/75
   DENTICATOR                        1,071,240               08/16/77
   NEAR PERFECT                      1,139,435               09/09/80
   PLAQUE-AWAY                       1,565,351               11/14/89
   WATER-DENT                        1,660,701               10/15/91
   MISCELLANEOUS DESIGN              1,953,869               02/06/96

                                   ASSIGNMENT


        THIS ASSIGNMENT ("Assignment") is made this 22nd day of July, 1996 by and between Bio Dental Technologies Corp., a California corporation ("Assignor") and Denticator International, Inc., a California corporation ("Assignee").

                                  WITNESSETH:

        WHEREAS, Assignor wishes to assign all of its rights and interests in those assets listed on Exhibit A attached hereto (the "Assets"), and Assignee wishes to accept such assignment.

        NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1. Assignor sells, assigns, transfers and sets over to Assignee all of its right, title and interest in and to the Assets, to have and to hold the same unto Assignee, its successors and assigns forever.

        2. Assignee accepts this assignment of the Assets as of the day and year first above stated.

                                       ASSIGNOR:
                                       Bio Dental Technologies Corp.


                                       By: /s/ Terry E. Bane
                                          --------------------------------
                                       Name: Terry E. Bane
                                       Its:  Chief Financial Officer


                                       ASSIGNEE:

                                       Denticator International, Inc.

                                       By: /s/ Jose L. Mendoza
                                          --------------------------------
                                       Name: Jose L. Mendoza
                                       Its:  President

                                                                       Exhibit A


                    PRODUCTION EQUIPMENT AND SERIAL NUMBERS


                 Packaging Machine Srl# 4506-8367 11/89
                 Bowl Feeder Srl# 890296
                 #2 Pakcaging Machine Srl# 4506-7425 2/89
                 #2 Bowl Feeder Srl#890296-2

  3000           1 Tool Ches Homak
                 Air Compresor Model #32935 (speedaire) Small one for QC

                 Blister Machine Srl #21
                 Model 1616M/ Wespac Ind. Unknown usage

  1800           Toledo Scale Modle 8581 SRL# 2459929-2YC Value $1800.00
  1800           PensilvanScale Modle 5600 SRL# 187421
   450           AND Scale SRL# C0237685 Value $415 3/90
   450           AND Scale SRL# C0208222 Value $415 3/90
   450           AND Scale SRL# CO205345 Value $415 3/90
   450           AND Scale SRL# C0222653 Value $415 3/90
   130           Heat Sealer SRL# 871109
   130           Impulse Heat Sealer SRL#/Model # FS-200 H
   130           Heat Sealer No SRL #
   500           Mixing Bowl Value $500.00
   200           Black & Decer Drill SRL# 872306
                 Dayton Speedair SRL# 0687 (compresor)
                 Unknown SRL# 586 Halvor Foldkwikprint Co.

                 AC Motor Inter Edge Unknow Use, SRL# 2080
                 Rolaway Lader No Serial #
                 Polyjack, Nor SRL#
                 Fork Lift SRL# 44435000
  1600           Quincy QE-5 Air Compresor RCVR# 110946N443688
                 Assembly Machine SRL# off Bowl feeder for cup & Gear 131
   700           Propain Heater SRL#8923
                 Propain Heater SRL#8925
   260           Black & Decker Work Bench Model #300 With vise
 -----
 12050           TOTAL
 =====
  2000           Shelving

                            [DENTICATOR LETTERHEAD]

                                 July 22, 1996




Bio-Dental Technologies Corporation
11291 Sunrise Park Drive
Rancho Cordova, CA 95742

         Re:     CANCELLATION OF OPTIONS

Ladies and Gentlemen:

       In accordance with Section 6.02(h) of the Asset Purchase Agreement dated as of July 22, 1996 among Denticator International, Inc. ("SELLER"), Bio-Dental Technologies Corporation ("BIO-DENTAL"), Jose L. Mendoza ("MENDOZA") and Young Innovations, Inc. ("BUYER"), this letter will confirm that all options, warrants and other rights to purchase any and all shares of Bio-Dental's capital stock or other securities issued or to be issued by Bio-Dental to Seller or Mendoza (the "SECURITIES") are hereby canceled and terminated and of no further force or effect. Seller and Mendoza, jointly and severally, represent and warrant to Bio-Dental that any Securities issued or to be issued to Seller or Mendoza have not been sold, assigned or transferred by either of them to any other third party and each of them has retained all right, title and ownership interest in and to such Securities.



                                       DENTICATOR INTERNATIONAL, INC.


                                       By: /s/  Jose L. Mendoza
                                          --------------------------------
                                          Jose L. Mendoza, President


                                          /s/  Jose L. Mendoza
                                          --------------------------------
                                          JOSE L. MENDOZA